Filed Pursuant to Rule 424(b)(4)

Registration No. 333-264275

PROSPECTUS

975,000 Units

Each Unit Consisting of

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

This is an initial public offering of units of our securities at a public offering price of $4.00 per unit.

Each “Unit” consists of one share of our common stock and one warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase one share of common stock at an exercise price of $4.00 per share. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and the Warrants comprising the Units are immediately separable and will be issued separately in this offering. Each Warrant offered hereby is immediately exercisable on the date of issuance and will expire five years from the date of issuance.

Prior to this offering, our common stock was quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “NEOV.” There is no established trading market for the Warrants. Our common stock and Warrants are listed for trading on the NASDAQ Capital Market (“Nasdaq”) under the symbols “NEOV” and “NEOVW,” respectively.

The last reported sale price for our common stock as reported on the OTCQB on July 27, 2022 was $3.91. The offering price of the Units has been determined by negotiations between the underwriters and us considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and may be at a discount to the current market price. The prices at which our common stock was quoted on the OTCQB may not be indicative of the actual public offering price for our Units or of the prices at which our common stock may trade on Nasdaq in the future.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that you should consider before investing in our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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	Per Unit	Total
Price to the public	$4.00	$3,900,000
Underwriting discounts and commissions (1)	$0.30	$292,500
Proceeds to us (before expenses) (2)	$3.70	$3,607,500

(1)We have also agreed to issue warrants to purchase shares of our common stock to the underwriter and to reimburse the underwriter for certain expenses. The underwriter’s warrants are exercisable for a number of shares of common stock equal to 6.0% of the number of Units sold in this offering, at an exercise price equal to 110% of the public offering price per Unit. See “Underwriting” for additional information regarding total underwriter compensation.

(2)The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment option (if any) we have granted to the underwriter as described below and (ii) warrants being issued to the underwriter in this offering.

We have granted a 45-day option to the underwriter to purchase up to an additional 146,250 shares of common stock and/or 146,250 additional Warrants solely to cover overallotments, if any, at the public offering price, less underwriting discounts and commissions. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable will be $336,375 and the total proceeds to us, before expenses, will be $4,148,625.

The underwriter expects to deliver the securities against payment to the investors in this offering made on or about August 1, 2022.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is July 27, 2022.

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We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, Units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Units.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide to invest in our common stock, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean NeoVolta, Inc.

Our Company

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), primarily our NeoVolta NV14 and NV 24, which can store and use energy via batteries and an inverter at residential or commercial sites. We were founded to identify new ways to leverage emerging technologies with the dynamic changes that are taking place in the energy delivery space. We primarily market and sell our products directly to our certified solar installers and solar equipment distributors. In the future, we also intend to pursue residential developers, commercial developers, and other commercial opportunities.  Because we are purely dedicated to energy solar systems, virtually all of our current resources and efforts go into further developing our flagship NV14 and NV 24 products, while focusing on specific industry needs for our next generation of products. We believe we are unique in the marketplace due to our low cost, our innovative battery chemistry, our product versatility and our commitment to installer service. Because of these factors, we believe NeoVolta is uniquely equipped to establish ourselves as a major player in the energy storage market.

Our Products - NeoVolta NV14 and NV24

The NV14 is a complete ESS with 7,680-Watt 120V / 240V hybrid inverter (one of the largest in the industry) which is also capable of 208V commercial power with a 14.4 kWh lithium iron phosphate (LiFe (PO4)) battery system.  This is all incorporated in one National Electrical Manufacturer Association (NEMA) Type 3R rated indoor/outdoor cabinet system with all United laboratories (UL) compliant electrical certifications, and fire code requirements. The NV14 is capable of storing and using inverted (AC) photovoltaic, non-inverted (DC) photovoltaic, or both AC and DC photovoltaic solar sources.  It can also accept utility grid AC power as a charging source for the integrated 14.4 kWh battery system. The NV14 system will charge the batteries with excess solar photovoltaic (AC, DC or both AC and DC) power during daylight conditions - a unique functionality in the ESS industry. The inverter will invert DC battery power into AC power during periods of darkness or higher use periods. Once discharged, the batteries will be idle until excess solar photovoltaic is available and will subsequently begin to recharge. The NV14 is designed to primarily charge from solar but can be programmed to charge from other sources of power (solar, wind turbine, generator, and grid). It can be easily programmed by our certified installers to customer-specific use profiles, including for “rate arbitrage,” which allows charging from the grid during the lowest rate periods (A) if the utility company allows this activity. Once recharged, the batteries will discharge once solar photovoltaic begins to wane or when the customer needs more power than available from solar photovoltaic (B). By doing this, customers will be consuming their own solar photovoltaic production instead of sending excess photovoltaic power to the grid and then buying this power back later in the evening from the utility at an often significantly higher retail rate, thereby potentially lowering their monthly electric bill depending on their local utility’s rate plan. Our NV14 is also capable of multi-tasking by recharging via solar photovoltaic power while also supplying power.

We believe our NV14 is unique among its competitors in that the cabinet is rated for indoor/outdoor installation (NEMA Type 3R) allowing for more installation configurations and the ability to fit more residential customer use cases. With measurements of 50.5” H x 38” W x 10” D it can be installed either inside the garage or outside (preferable near existing utility connections) of the residence or facility.

Our NV24 has additional battery capability that raises NV14 energy storage from 14.4 KW to 24.0 KW. As the NV24 has add-on battery capacity, additional inverters are not required. This enables customers to achieve a 67% increase in storage for a fraction of the cost. Most competitive systems require an additional inverter for any additional storage.

Background

The changing energy landscape has put significant strain on the traditional utility ‘grid’. Pressures in economics, system resiliency and consumer confidence are driving the energy industry to dramatic change. The combination of a decreasing supply of reliable electricity and an increasing demand is not sustainable. The majority of the nation’s grid is aging, with some components over a century old - far past their 50-year life expectancy - and others, including 70% of transmission and distribution systems lines, are well into the second half of their lifespans.

Gas and coal power plants generate continuous power by burning fuel, and how much they burn can be modulated based on the demand for electricity when grid stability exists. But the generation of solar and wind energy fluctuates. The sun doesn’t shine at night, and turbines don’t turn without wind. This can create a mismatch between demand and supply. According to California Independent System Operator (CAISO), this puts tremendous stress on the grid, which must exist in constant balance.

Utilities have sophisticated systems for predicting when demand will go up and down, but the introduction of renewables into the equation has made compensating for the fluctuations more difficult.

Three areas where current utilities’ grids are not fully equipped according to CAISO are:

·Short, steep ramps - when the ISO must bring on or shut down generation resources to meet an increasing or decreasing electricity demand quickly, over a short period of time;

·Oversupply risk - when more electricity is supplied than is needed to satisfy real-time electricity requirements; and

·Decreased frequency response - when less resources are operating and available to automatically adjust electricity production to maintain grid reliability

Without any form of energy storage, after times of high solar generation, generating companies must rapidly increase other forms of power generation around the time of sunset to compensate for the loss of solar generation, a major concern for grid operators where there is rapid growth of solar. Storage can fix these issues if it can be implemented, or they can strike that balance by burning more fossil fuels. But if there’s an unexpected spike in demand and a utility doesn’t have the requisite power, it must restore balance by cutting demand with blackouts.

Market Characteristics - Solar Installers and the ESS Market

Solar Installer Market. Although we have active non-residential customers and prospects, the bulk of NeoVolta’s revenue and recurring customer base has been residential solar installers. According to IBIS Worldwide, there are nearly 20,000 solar installers in the US employing almost 90,000 employees. With SunRun and Tesla Energy representing approximately 20% of the market combined, and the top 10 companies representing about 38%. Most solar installers in the US are very small, independently owned operators and are generally not serviced by the larger companies. These installers have been NeoVolta’s target market. Based on IBIS’ figures, we estimate this to be at least 15,000 installers with less than 25 employees. Our average recurring installer customer purchases 1-2 systems a month. They generally sell their systems and install and pay for them within the same month, and typically do not stock inventory, so we believe NeoVolta’s “just in time” product availability makes us an ideal fit. Once these customers become certified NeoVolta installers, they become recurring customers. We built our company based on servicing small installers and will continue to do so by focusing on product availability, installer service, and, most importantly, the characteristics of our product.

Although Tesla and LG Chem have dominated the market in the past few years, new market entries continue to gain ground and new opportunities in the space continue to present themselves to those who can adapt to fill the need. Additionally, our larger ESS competitors focus on energy storage as a component of their new solar installation, whereas NeoVolta focuses entirely on ESSs, revealing what we believe to be a compelling market in existing solar system retrofits. According to Berkeley Lab’s Tracking the Sun dataset, there are over 3 million solar systems installed in the US and only 6.8% of those have energy solar installed. This marketplace scenario presents small installer customers almost 3 million households to revisit for a storage retrofit.

ESS Market. This is a relatively new market as residential solar storage systems have only become viable in the last decade. It is a subset of what the Solar Energy Industries Association (SEIA) refers to as the $17 billion U.S. residential solar PV market. Wood Mackenzie forecasts that there will be 3 million installations in 2021 growing to 4 million in 2023. According to Mordor Intelligence, the global residential energy storage systems market is expected to register a compound annual growth rate (CAGR) of more than 19% during the forecast period of 2021 - 2026, reaching a market value of more than $8.5 billion by 2026 from $2.2 billion in 2019. With the United States being the fastest growing market. The growth of the ESS market comes from a combination of retrofits to existing solar installations and more widespread adoption of storage as part of new solar installations.

Market Drivers

Regulatory. The regulatory drivers regarding ESS come in the form of an increasing number of mandates and incentives from government and utilities. For example, on the mandate side California now requires solar and battery storage on many new buildings. On the incentive side, the federal Investment Tax Credit, or ITC, is the most impactful providing a 26% if you pair the battery with an on-site renewable resource.

Resiliency. Energy dependence has been a growing concern in the last few years as weather patterns have become more erratic. New findings from the U.S. Department of Energy’s National Renewable Energy Laboratory (NREL) and Clean Energy Group (CEG) found that when the value of resilience is considered - preventing power outages - several more integrated solar-plus-storage projects are economically viable.

Consumer Perception. Although both economics and resiliency have been impactful on ESS demand, researchers at Berkeley Labs concluded that a third category of consumer perception may be adding to the trend. The feedback they received included the concept that consumers saw ESS as a “green” investment and felt like it was a way to “stick it to the utilities”.

Growth Strategy

Our growth strategy is focused on expanding our core business of small recurring installer acquisitions and broadening the application of our product through more non-residential (commercial) partnerships. We plan to do this through an increase in targeted direct sales and marketing to installers in ripe regional markets, concentrating efforts on adding to our national distributor partners, and marketing in ESS industry circles to identify new potential applications of our systems. Our growth thus far has been through word of mouth and networking mainly in Southern California. We have been successful in consistently growing both our installer base and our number of installs through these means, but recognize that to succeed in the national marketplace, we will need to bring on a team of sales and marketing professionals to reach our goals. We have plans to start to build out this team utilizing funds from this offering.

Installer Acquisition: Our goal is to increase our installer network by mirroring our success in the San Diego market. We will do this through increased investment into sales and marketing in targeted geographic areas that meet ideal conditions for solar storage needs.

Non-Residential / Commercial Growth: NeoVolta’s all-in-one system was engineered with the intent to be easily configurable to the needs of the client and easily serviced and updated for our installers. Flexibility due to the close contact with the manufacturing process and the adaptability of the product, along with our ability to handle commercial 208V power, have opened up a number of new opportunities for us. These customers sought us out to create an energy storage system for their unique needs specifically because others would not or could not accept the challenge. NeoVolta was and continues to be open to customizing our products for energy storage contracts should they meet our volume, profitability, and system requirements.

NeoVolta Competitive Advantages:

Availability. We believe recent back order times for competitive products have been as long as 9-months in 2021. Smaller installers rely on quick sales to install to payment to keep their business going, and the lack of availability of competitive products is often the reason they are introduced to NeoVolta. As of December 2021, NeoVolta is delivering on orders in under two weeks, very often the same day. We achieve this by maintaining a high level of inventory relative to projected sales, component consolidation prior to shipment, and a small lot, recurring freight strategy, which we believe allows for more flexibility in getting through the supply chain. Our strategy of maintaining higher levels of inventory based on projected sales means that to the extent our sales expectations in any periods are incorrect we may suffer cash flow constraints for such periods.

Installer Service. NeoVolta considers its installer relationships to be the key to our growth. The relative newness of the industry requires a great deal of education and support to ensure quality and efficient installations.  With all energy storage, there is significant necessary electrical work, which may be new to smaller solar installers. NeoVolta requires that every installer go through our Certified Installer Program and we often walk them through early installations one-on-one to get them comfortable with the product either in-person or via smart phone video.

Superior Product. We have been able to develop distinct competitive advantages to appeal to smaller and regional independent installers. We designed the NeoVolta NV14 to be cost effective, easy to install and service, and adaptable to customer needs. We are one of very few in the ESS industry to focus virtually all our resources on energy storage systems.

Cost:

·Product cost is well below the industry median of about $1,000 per kWh

·Labor costs to install are reduced due to the ease of install. A typical NV14 installation takes between 6-8 hours. Some of our competitors can take up to three days to install.

Ease of Install and Service:

·Our NeoVolta NV14 is an all-in-one system. Most competitive products require multiple components and additional installation materials. This generally allows for a smaller total system footprint, providing a cleaner and more appealing look - both indoors and outdoors.

·Our NV14 is modular. Meaning that all its internal components can be replaced on site. Most components can be replaced in less than 30 minutes. Most competitive products require disconnection and removal of the system that needs replacement. The system is then sent back to the manufacturer for repair many times leaving the homeowner without working solar.

·System firmware updates for the NV14 and NV24 can be ‘pushed’ remotely to the units.

System Adaptability:

·Our NV14 is compatible with AC, DC and AC/DC solar systems. This is unique to NeoVolta and allows for flexibility and more widespread installation scenarios.

·No solar is required to charge the NV14 battery. Most competitive systems require solar.

·Our NV14’s storage can be increased by 9.6 KW without the need for an additional inverter, most of our competitors, require an additional inverter for increases in system storage sizing.

Our NV14 inverter can also accept 208 Volt commercial power by simply making a settings change. This feature allows small businesses to back up vital systems such as servers, alarm systems, entry and exit security features, vaults, emergency lighting, etc. Some States are beginning to require these capabilities as an emergency capability due to frequent grid outages.

Risks We Face

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

·We have concluded that substantial doubt about our ability to continue as a going concern exists and our auditors have made reference to this in their audit report on our audited financial statements for the year ended June 30, 2021.

·Our prospects depend entirely on our ability to market and sell our energy storage system, which is our sole product.

·The regulatory approval pathway we must navigate in each state in which we sell our products may be expensive, time-consuming and uncertain, and may prevent or delay us from expanding our geographic footprint.

·We rely on third parties to manufacture critical components for our products.

·If others claim we are infringing on their intellectual property rights, we may be subject to costly and time-consuming litigation.

·We face competition from companies that have greater resources than we do, and we may not be able to effectively compete against these companies.

·We may need to raise additional capital, which may not be available to us on acceptable terms, or at all.

Corporate Information

Our principal executive offices are located at 13651 Danielson Street, Suite A, Poway, CA 92064. Our telephone number is 800-364-5464. Our website address is http://www.neovolta.com. Information contained on our website is not incorporated into this prospectus.

Implications of being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. We intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

·not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the “Sarbanes-Oxley Act”;

·reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

·exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the date on which we are deemed to be a large accelerated filer, which is the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of our most recent second fiscal quarter, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING

Securities offered by us:

975,000 Units, each Unit consisting of one share of our common stock and one warrant to purchase one share of our common stock. Each warrant will have an exercise price of $4.00 per share, is exercisable immediately and will expire five years from the date of issuance. The Units will not be certificated or issued in stand-alone form. The shares of our common stock and the warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Common stock outstanding immediately prior to this offering:	21,977,251 shares.

Common stock outstanding immediately after this offering:

32,624,118 shares of common stock, or 32,770,368 shares of common stock if the underwriters exercise their over-allotment option in full, in each case assuming: (i) none of the Warrants issued in this offering are exercised; and (ii) the conversion or exchange of our outstanding convertible notes occurs upon the closing of this offering.

Over-allotment option:

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional 146,250 shares of common stock and/or Warrants to purchase up to an additional 146,250 shares of common stock in any combination at the public offering price per share of common stock and per Warrant, respectively, less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Description of Warrants:

Each Warrant will have an exercise price per share of $4.00, will be exercisable immediately and will expire on the fifth anniversary of the original issuance date. Each whole Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. Each holder of purchase Warrants will be prohibited from exercising its Warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%. The terms of the Warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and Continental Stock Transfer & Trust, as the warrant agent (the “Warrant Agent”). This offering also relates to the offering of the shares of common stock issuable upon the exercise of the Warrants. For more information regarding the Warrants, you should carefully read the section titled “Description of Securities-Warrants” in this prospectus.

Use of proceeds:

We estimate that the net proceeds to us from this offering will be approximately $3,315,000, or approximately $3,856,000 if the underwriters exercise their over-allotment option in full, at the offering price of $4.00 per Unit. We intend to use the net proceeds from this offering for new product development, research and development, property and equipment, sales and marketing, and for working capital and general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Underwriters’ warrants:

Upon the closing of this offering, we will issue to Maxim, or its designee, as the representative of the underwriters in this offering, warrants entitling it to purchase a number of Units equal to 6.0% of the Units sold in this offering at an exercise price equal to 110% of the public offering price of the units in this offering. The warrants shall be exercisable commencing six months after the closing of this offering and will expire five years after the commencement date of sales in this offering.

Trading symbols:

Our common stock and Warrants are listed for trading on Nasdaq under the symbols “NEOV” and “NEOVW,” respectively. No assurance can be given that an active trading market will develop for the common stock or Warrants.

Risk factors:

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our securities.

Lock-up Agreements:

We and our directors, officers and certain shareholders have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions. Holders of a total of 13,907,867 of our issued and outstanding common stock are subject to such lockup. See “Underwriting-Lock-Up Agreements.”

The number of shares of our common stock to be outstanding following this offering, or 32,624,118 shares, is based upon the shares of common stock issued and outstanding as of July 27, 2022, plus (i) 9,404,867 shares of common stock issuable upon the exchange of our 2018 convertible notes and accrued interest through March 31, 2022 (which have a conversion price of $0.0063 per share) into shares of common stock and (ii) 267,000 shares of common stock issuable upon conversion of our October 2021 convertible notes, at a conversion price of $4.00 per share, each of which shall occur upon the closing of this offering, and excludes:

·450,000 shares of common stock underlying outstanding restricted stock units issued;

·2,050,000 shares of common stock available for future issuance under the NeoVolta, Inc. 2019 Stock Plan;

·975,000 shares of common stock issuable upon the exercise of Warrants to be issued to investors in this offering; and

·58,500 shares of common stock issuable upon the exercise of the Underwriter Warrants to be issued to the underwriters.

Unless otherwise noted, the information in this prospectus assumes no exercise of outstanding options or warrants.

SUMMARY FINANCIAL INFORMATION

You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus, “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have derived the financial data for the nine months ended March 31, 2022 from our unaudited condensed financial statements appearing elsewhere in this prospectus. We have derived the financial data for the fiscal years ended June 30, 2021 and 2020 from our audited financial statements included in this prospectus.

	For the Fiscal Year Ended June 30, 2020	For the Fiscal Year Ended June 30, 2021	For the Nine Months Ended March 31, 2022

Revenues from contracts with customers	$2,011,644	$4,823,510	$3,567,634
Cost of goods sold	1,773,049	4,175,795	3,033,263
Gross profit	238,595	647,715	534,371

Operating expenses:
General and administrative	1,507,211	8,255,865	5,114,267
Research and development	162,697	42,801	66,503
Total operating expenses	1,669,908	8,298,666	5,180,770

Loss from operations	(1,431,313)	(7,650,951)	(4,646,399)

Other income (expense):
Interest expense	(25,297)	(24,521)	(31,365)
Gain on forgiveness of debt	-	29,600	-
Total other income (expense)	(25,297)	5,079	(31,365)

Net loss	$(1,456,610)	$(7,645,872)	$(4,677,764)

Net loss per share - basic and diluted	$(0.12)	$(0.43)	$(0.23)

Weighted average shares outstanding - basic and diluted	12,404,725	17,889,327	20,082,627

	As of June 30, 2020	As of June 30, 2021	As of March 31, 2022	Pro Forma as adjusted as of March 31, 2022(1)
Balance Sheet Data:
Cash	$1,309,304	$425,681	$785,989	$4,100,989
Working capital	$3,378,443	$3,167,942	$2,851,571	$7,234,571
Total assets	$3,403,727	$3,262,191	$3,989,987	$7,304,987
Total liabilities	$69,321	$113,557	$1,192,132	$70,416
Total stockholders’ equity	$3,334,406	$3,148,634	$2,797,855	$7,234,571

(1)Reflects the following adjustments:

(a)the sale and issuance of all the Units offered hereby, at the public offering price of $4.00 per unit, generating net proceeds of approximately $3,315,000 after deducting the underwriting discounts and estimated offering expenses payable by us; and

(b)the (i) conversion of our October 2021 convertible notes into 267,000 shares of common stock, and our 2018 convertible notes into 9,404,867 shares of common stock; and (ii) the related elimination of $1,121,716 of debt.

Certain Non-GAAP EBITDA and adjusted EBITDA Financial Measurements and Reconciliation to GAAP

The following non-GAAP EBITDA and adjusted EBITDA (defined below) financial measures are intended to supplement the GAAP financial information by providing additional insight regarding our results of operations. The non-GAAP EBITDA and adjusted EBITDA financial measures used by our company are intended to provide an enhanced understanding of our underlying operational measures to manage our company’s business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. Specifically, the table below presents the non-GAAP financial measure “EBITDA” (defined as earnings before interest, taxes, depreciation and amortization) and “Adjusted EBITDA” (defined as earnings before interest, taxes, depreciation and amortization, as adjusted for stock-based compensation), respectively. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that EBITDA and Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results.

We believe that the use of EBITDA and Adjusted EBITDA provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other businesses which may present similar non-GAAP financial measures to investors. We believe that EBITDA and Adjusted EBITDA are useful measures because they normalize operating results by excluding non-recurring gains, losses and other items and help to demonstrate how much cash we are able to generate annually. In addition, you should be aware when evaluating EBITDA and Adjusted EBITDA that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBITDA and Adjusted EBITDA in the same fashion.

Our management does not consider EBITDA and Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of EBITDA and Adjusted EBITDA are that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. Some of these limitations are:

a.EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

b.EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

c.EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

d.although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

e.EBITDA and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

f.other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as supplements. You should review the reconciliation of net income to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

	Nine Months Ended March 31,
	2022	2021
Net loss from operations	$(4,677,764)	$(7,195,452)
Depreciation and amortization	-	16,335
Interest expense	31,365	17,870
EBITDA from operations	(4,646,399)	(7,161,247)
Stock-based compensation	4,361,370	7,114,351
Gain on forgiveness of debt	-	(29,600)
Adjusted EBITDA from operations	$(285,029)	$(76,496)

RISK FACTORS

Investing in our Units involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing Units. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock and Warrants could decline and investors in our Units could lose all or part of their investment.

Risks Related to the Company’s Business and Industry

We are a relatively new company, with our sales having only commenced in July 2019, and we continue to have some of the risks associated with start-up ventures.

We formed our corporation in 2018. Since formation, we have focused on research, development and certification of our first energy storage system. We began marketing, sales, and installations via our certified installers in May 2019 (although no sales were completed in the year ended June 30, 2019). We may never achieve commercial success with our energy storage systems. We have limited historical financial data upon which we may base our projected revenue and operating expenses. Our relatively short operating history makes it difficult for potential investors to evaluate our technology or prospective operations and business prospects. Accordingly, we continue to be subject to many of the risks inherent in business development, financing, unexpected expenditures, and complications and delays that often occur in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We have a history of net losses and we are uncertain about our future profitability.

We have incurred significant net losses since our inception. For the years ended June 30, 2021 and 2020, we have incurred net losses of $7.6 million and $1.5 million, respectively. As of March 31, 2022, we had an accumulated deficit of $14.7 million. If our revenue grows more slowly than currently anticipated, or if operating expenses are higher than expected, we may be unable to consistently achieve profitability, our financial condition will suffer, and the value of our common stock could decline. Even if we are successful increasing our sales, we may incur losses in the foreseeable future as we continue to develop and market our products. If sales revenue from any of our current products or any additional products that we develop in the future is insufficient, or if our product development is delayed, we may be unable to achieve profitability and, in the event we are unable to secure financing for prolonged periods of time, we may need to temporarily cease operations and, possibly, shut them down altogether. Furthermore, even if we are able to achieve profitability, we may be unable to sustain or increase such profitability on a quarterly or annual basis, which would adversely impact our financial condition and significantly reduce the value of our common stock.

Our losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We had cash and cash equivalents of approximately $0.8 million at March 31, 2022. Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. We have concluded that substantial doubt about our ability to continue as a going concern exists and our auditors have made reference to this in their audit report on our audited financial statements for the year ended June 30, 2021. After the completion of this offering, future financial statements may continue to disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

We may experience in the future, delays or other complications in the design, manufacture, launch and production ramp of our energy storage products which could harm our brand, business, prospects, financial condition and operating results.

We may encounter unanticipated challenges, such as supply chain or logistics constraints, that lead to delays in producing and ramping our energy storage products. Any significant delay or other complication in the production of our products or the development, manufacture, and production ramp of our future products, including complications associated with expanding our production capacity and supply chain or obtaining or maintaining regulatory approvals, and/or coronavirus impacts, could materially damage our brand, business, prospects, financial condition and operating results.

We may be unable to meet our growing energy storage production plans and delivery plans, any of which could harm our business and prospects.

Our plans call for achieving and sustaining significant increases in energy storage systems production and deliveries. Our ability to achieve these plans will depend upon a number of factors, including our ability to utilize installed manufacturing capacity, achieve the planned production yield and further increase capacity as planned while maintaining our desired quality levels and optimize design and production changes, and our suppliers’ ability to support our needs. If we are unable to realize our plans, our brand, business, prospects, financial condition and operating results could be materially damaged.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

Our products contain numerous purchased parts which we source globally from direct suppliers, the majority of whom are currently single-source suppliers. Any significant unanticipated demand would require us to procure additional components in a short amount of time. While we believe that we will be able to secure additional or alternate sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components of our products. In addition, if we are required to use alternative suppliers for certain critical components, we may need to have our products go through a re-certification process with various regulatory bodies, which process may be lengthy. In such event, we would not be able to sell our products using these new components until we received all required certifications.

If we encounter unexpected difficulties with key suppliers such as our inverter or lithium-iron phosphate cell supplier, and if we are unable to fill these needs from other suppliers, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our products. This limited, and in many cases single source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our products. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to significant product design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

There is no assurance that our suppliers will ultimately be able to meet our cost, quality and volume needs, or do so at the times needed. Furthermore, as the scale of our energy storage systems increase, we will need to accurately forecast, purchase, warehouse and transport to our manufacturing facilities components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

The duration and scope of the impacts of the COVID-19 pandemic are uncertain and may continue to adversely affect our operations, supply chain, distribution, and demand for our products.

The impact of COVID-19 on the global economy and our customers has thus far not affected us materially. To date, we have not experienced any issues with our supply chain, but delays through international ports have been experienced in the industry. If we were to encounter a significant disruption due to COVID-19 at one or more of our locations or suppliers, we may not be able to satisfy customer demand for a period of time.

Furthermore, the impact of COVID-19 on the economy, demand for our products and impacts to our operations, including the measures taken by governmental authorities to address it, may precipitate or exacerbate other risks and/or uncertainties, including specifically many of the risk factors set forth herein, which may have a significant impact on our operating results and financial condition, although we are unable to predict the extent or nature of these impacts at this time.

We are currently selling two products and if these products that we sell or install fail to perform as expected, our reputation could be harmed and our ability to develop, market and sell our products and services could be harmed.

If our energy products were to contain defects in design and manufacture that cause them not to perform as expected or that require repair or take longer than expected to become enabled or are legally restricted, our ability to develop, market and sell our products and services could be harmed. While we intend to perform internal testing on the products we manufacture, as a start-up company we currently have no frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our battery packs, inverters, and energy storage products. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or installation for consumers. Any product defects, delays or legal restrictions on product features, or other failure of our products to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We depend on a small number of wholesale dealers for a significant portion of our revenues to date.

Due to our limited operating history, we depend on a relatively small number of wholesale dealers and installers, primarily in California, for our revenue. For the year ended June 30, 2021, four such dealers represented approximately 18%, 15%, 13% and 10% of our revenues whereas in the year ended June 30, 2020, two such dealers represented approximately 41% and 25% of our revenues. As of June 30, 2021, three such dealers represented an aggregate of 54% of our accounts receivable. As of June 30, 2020, two such dealers represented an aggregate of 97% of our accounts receivable. Our limited customer base and concentration could expose us to the risk of substantial losses if a single dominant customer stops purchasing, or significantly reduces orders for, our products. Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business. If we fail to sell our products to one or more of these top customers in any particular period, or if a large customer purchases fewer of our products, defers orders or fails to place additional orders with us, or if we fail to develop additional major customers, our revenue could decline, and our results of operations could be adversely affected.

If we fail to scale our business operations and otherwise manage future growth and adapt to new conditions effectively as we grow our company, we may not be able to produce, market, sell and service our products successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. Our future operating results depend to a large extent on our ability to manage our expansion and growth successfully. We may not be successful in undertaking this expansion if we are unable to control expenses and avoid cost overruns and other unexpected operating costs; adapt our products and conduct our operations to meet local requirements; implement the required infrastructure, systems and processes; and find and hire the right skills to make our growth successful.

If we are unable to achieve our targeted manufacturing costs for our energy storage products our financial condition and operating results will suffer.

As a relatively new company, we have limited historical data that ensures our targeted manufacturing costs will be achievable. While we expect in the future to better understand our manufacturing costs, there is no guarantee we will be able to achieve sufficient cost savings to reach our gross margin and profitability goals. We may also incur substantial costs or cost overruns in utilizing and increasing the production capability of our energy storage system facilities.

If we are unable to achieve production cost targets on our products pursuant to our plans, we may not be able to meet our gross margin and other financial targets. Many of the factors that impact our manufacturing costs are beyond our control, such as potential increases in the costs of our materials and components, such as lithium iron phosphate, nickel and other components of our battery cells. If we are unable to continue to control and reduce our manufacturing costs, our operating results, business and prospects will be harmed.

Increases in costs, disruption of supply or shortage of materials, in particular for inverters and lithium iron phosphate cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We use various materials in our business, including inverters and lithium iron phosphate cells, from suppliers.

The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of energy storage products by our competitors, and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to inverters and lithium iron phosphate cells.

These risks include:

·an increase in the cost, or decrease in the available supply, of materials used;

·disruption in the supply of cells due to quality issues or recalls by manufacturers;

·tariffs on the materials we source in China, which make up a significant amount of the materials we require;

·fluctuations in the value of the Chinese Renminbi against the U.S. dollar as our purchases for energy storage products will be denominated in Chinese Renminbi. Already in 2021, we have experienced five percent inflation in our cost of goods sold because of currency valuations; and

·increases in global shipping costs have gone up 70 percent in 2021 due to shipping container shortages and delays at both shipping and receiving ports due to COVID and lack of appropriate workforce.

Our business is dependent on the continued supply of inverters and battery cells for the battery packs used in our energy storage products. Any disruption in the supply of inverters or battery cells could disrupt production of our battery packs we require for our energy storage product. Substantial increases in the prices for our materials or prices charged to us would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase prices in response to increased material costs could result in cancellations of energy storage orders and therefore materially and adversely affect our brand, image, business, prospects and operating results.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business.  In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Any of the above mentioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this registration statement.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Although we believe we have designed our products for safety, product liability claims, even those without merit, could harm our business, prospects, operating results and financial condition. Our risks in this area are particularly pronounced given that we have only recently begun to deliver energy storage products. Moreover, a product liability claim could generate substantial negative publicity about our products and business and could have material adverse effect on our brand, business, prospects and operating results.

The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established domestic and international competitors and expect to face competition from others in the future, including competition from companies with new technology.

The worldwide energy storage market is in its infancy, and we expect it will become more competitive in the future. We also expect more regulatory burden as customers adopt this new technology. There is no assurance that our energy storage systems will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the energy storage market. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower unit sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results. The energy storage industry is highly competitive.

We face competition from other manufacturers, developers and installers of energy storage systems, as well as from large utilities. Decreases in the retail prices of electricity from utilities or other renewable energy sources could make our products less attractive to customers. Reduction in various federal and state rebate and incentive programs could also adversely affect product adoption.

Our products and services are subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results.

As a manufacturer of energy storage systems, we are impacted by federal, state and local regulations and policies concerning electricity pricing, the interconnection of electricity generation and storage equipment with the electric grid, and the sale of electricity generated by third-party owned systems. For example, existing or proposed regulations and policies would permit utilities to limit the amount of electricity generated by our customers with their solar energy systems, adjust electricity rate designs such that the price of our products may not be competitive with that of electricity from the grid, restrict us and our customers qualifying for government incentives and benefits that apply to renewable energy, and limit or eliminate net energy metering. If such regulations and policies remain in effect or are adopted in other jurisdictions, or if other regulations and policies that adversely impact the interconnection or use of our energy storage systems are introduced, they could deter potential customers from purchasing our energy storage products, which could harm our business, prospects, financial condition and results of operations.

We may need to assert intellectual property-related claims or defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Others, including our competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our products and services, which could make it more difficult for us to operate our business. From time to time, the holders of such intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. We may consider the entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses could significantly increase our operating expenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain components or intellectual property into the goods and services we offer, to pay substantial damages and/or license royalties, to redesign our products and services, and/or to establish and maintain alternative branding for our products and services. In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

In August 2021, we entered into an exclusive supply agreement with our Asian supplier pertaining to our NV7600 product. This agreement contains provisions that address the ownership and use of intellectual property rights.  While we are unaware of any present dispute concerning this agreement or our other agreements that concern ownership of or use of intellectual property rights , future disputes may arise concerning this or other agreements we have entered into that concern ownership of or use of intellectual property rights.

Our business could be negatively impacted if we fail to adequately protect our intellectual property rights.

We consider our intellectual property rights to be important assets, and seek to protect them through a combination of patent, trademark, copyright and trade secret laws, as well as licensing and confidentiality agreements. These protections may not be adequate to prevent third parties from using our intellectual property without our authorization, breaching any confidentiality agreements with us, copying or reverse engineering our products, or developing and marketing products that are substantially equivalent to or superior to our own. The unauthorized use of our intellectual property by others could reduce our competitive advantage and harm our business. Not only are intellectual property-related proceedings burdensome and costly, but they could span years to resolve and we might not ultimately prevail. We cannot guarantee that any patents, issued or pending, will provide us with any competitive advantage or will not be challenged by third parties. Moreover, the expiration of our patents may lead to increased competition with respect to certain products.

Potential tariffs or a global trade war have increased our costs and could further increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

In 2019, the Trump Administration announced tariffs on goods imported from China in connection with China’s intellectual property practices. Our products depend on materials from China, namely inverters and batteries, which are the main components of our products. Traditionally, the tariff rate for our imports has been 3.4%. Presently, our tariff rate is 10.9% on these imports. To date, the Biden Administration has made no significant changes to these Chinese tariffs.

We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China, what products may be subject to such actions, or what actions may be taken by the China in retaliation. The tariffs described above, the adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and our product margins. Any such cost increases or decreases in availability could slow our growth and cause our financial results and operational metrics to suffer.

Our industry is subject to technological change, and our failure to continue developing new and improved products and to bring these products rapidly to market could have an adverse impact on our business.

New products, or refinements and improvements to our existing products, may have technical failures, delayed introductions, higher than expected production costs or may not be well accepted by our customers. If we are not able to anticipate, identify, develop and market high quality products in line with technological advancements that respond to changes in customer preferences, demand for our products could decline and our operating results could be adversely affected.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2022 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information, and our inability to maintain the confidentiality of that information, due to unauthorized disclosure or use, or other event, could have a material adverse effect on our business.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce, and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. We seek to protect our proprietary processes, in part, by entering into confidentiality agreements with our employees, consultants, advisors, contractors and collaborators. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, advisors, contractors, and collaborators might intentionally or inadvertently disclose our trade secret information to competitors. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, or misappropriation of our intellectual property by third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

We are heavily reliant on Brent Willson, our Chief Executive Officer and President, and the departure or loss of Brent Willson could disrupt our business.

We depend heavily on the continued efforts of Brent Willson, our Chief Executive Officer and President and a director. Mr. Willson, who is also a director, is the founder of NeoVolta and is essential to our strategic vision and day-to-day operations and would be difficult to replace. The departure or loss of Mr. Willson, or the inability to timely hire and retain a qualified replacement, could negatively impact our ability to manage our business.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed with specific qualifications and on acceptable terms or to retain good relationships with our partners might impede our ability to continue to develop, commercialize and sell our products. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

Risks Related to This Offering and Our Securities

Our executive officers and directors will continue to exercise significant control over us for the foreseeable future, which will limit our shareholders ability to influence corporate matters and could delay or prevent a change in corporate control.

Our executive officers and directors currently hold or have the right to acquire, in the aggregate, up to approximately 25.5% of our outstanding common stock. As a result, these stockholders will be able to influence our management and affairs and heavily influence the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

These stockholders may have interests, with respect to their common stock, that are different from our other stockholders and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Our common stock has been volatile and sporadic.

Trading in our common stock is volatile, sporadic and illiquid, and is subject to wide fluctuations. Our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in us, and should not rely solely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in our public disclosures, industry information, and those business valuation methods commonly used to value private companies.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

·the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

·the last day of the fiscal year following the fifth anniversary of our initial public offering;

·the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

·the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

·have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

·comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

·submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

·include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation.

For so long as we remain an emerging growth company, we:

·may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

·are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising additional capital.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $3.78 per share based on the public offering price of $4.00 per Unit. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our securities. Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including amount of cash used in our operations, which can be highly uncertain, subject to substantial risks and can often change. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

We are authorized to issue an aggregate of 100,000,000 shares of common stock and 5,000,000 shares of “blank check” preferred stock. In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.

We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorizes us to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce our stockholders influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

The Warrants are speculative in nature.

The Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the common stock and pay an exercise price of $4.00 per share, up to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. In addition, there is no established trading market for the Warrants.

Holders of the Warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the Warrants acquire shares of our common stock upon exercise of the Warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, a failure of which could result in a de-listing of our common stock.

The Nasdaq Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. We may be unable to satisfy these requirements or standards, and we could subject our securities to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

·changes in our industry;

·competitive pricing pressures;

·our ability to obtain working capital financing;

·additions or departures of key personnel;

·conversions from preferred stock to common stock;

·sales of our common and preferred stock;

·our ability to execute our business plan;

·operating results that fall below expectations;

·loss of any strategic relationship;

·regulatory developments; and

·economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact or relating to present facts or current conditions included in this prospectus are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Forward-looking statements include:

·our ability to obtain additional funding to develop and market our products;

·the need to obtain regulatory approval of our products in the states in which we operate or expect to operate in the future;

·our ability to market our products;

·market acceptance of our product;

·competition from existing products or new products that may emerge;

·potential product liability claims;

·our dependency on third-party manufacturers to supply or manufacture our products;

·our ability to establish or maintain collaborations, licensing or other arrangements;

·our ability and third parties’ abilities to protect intellectual property rights;

·our ability to adequately support future growth; and

·our ability to attract and retain key personnel to manage our business effectively.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by the federal securities laws, we are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $3,315,000, or approximately $3,856,000 if the underwriters exercise their over-allotment option in full, based on a public offering price of $4.00 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows:

·approximately $1.5 million to increase production;

·approximately $0.5 million for research and development;

·approximately $0.5 million for product marketing and to add sales and marketing professionals;

·approximately $0.5 million for property and equipment; and

·the remainder for working capital and general corporate purposes.

Our management will have broad discretion to allocate the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as competitive developments, the results of our marketing efforts, acquisition and investment opportunities and other factors. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

We believe that the net proceeds from this offering will allow us to operate for at least the next 12 months. We may need additional funding for developing new products and for additional sales, marketing and promotional activities. Should this occur, we may need to seek additional capital earlier than anticipated. In the event we require additional capital, there can be no assurances that we will be able to raise such capital on acceptable terms, or at all.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2022:

·on an actual basis; and

·on a pro forma basis, after giving effect to (i) the sale of 975,000 Units of our securities in this offering at an public price of $4.00 per Unit, and after deducting the underwriting discounts and estimated offering expenses payable by us; and (ii) the issuance of 9,404,867 shares of common stock issuable upon the exchange of our 2018 convertible notes and accrued interest (which have a conversion price of $0.0063 per share) into shares of common stock and 267,000 shares of common stock issuable upon conversion of our October 2021 convertible notes, at a conversion price of $4.00 per share, each of which shall occur upon the closing of this offering.

The information in this table is illustrative only and our capitalization following the closing of the offering will be adjusted based upon the actual public offering price and other terms of this offering determined at pricing.

	Actual	Pro forma as adjusted(1)
Cash and cash equivalents	$785,989	$4,100,989

Capitalization
Current liabilities:
Accounts payable	$4,167	$4,167
Accrued expenses	66,249	66,249
Short term debt	1,068,000	-
Total current liabilities	1,138,416	70,416

Long term debt	53,716	-

Total liabilities	1,192,132	70,416

Stockholders’ Equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 21,977,251 shares issued and outstanding as of March 31, 2022, 32,624,118 shares on a pro forma as adjusted basis	21,978	32,625
Additional paid-in capital	17,448,202	21,874,271
Accumulated deficit	(14,672,325)	(14,672,325)
Total Stockholders’ Equity	2,797,855	7,234,571

Total capitalization	$3,989,987	$7,304,987

(1)Reflects the following adjustments:

(a)the sale and issuance of all the Units offered hereby, at a public offering price of $4.00 per unit, generating net proceeds of approximately $3,315,000 after deducting the underwriting discounts and estimated offering expenses payable by us; and

(b)the (i) conversion of our October 2021 convertible notes into 267,000 shares of common stock, and our 2018 convertible notes into 9,404,867 shares of common stock; and (ii) the related elimination of $1,121,716 of debt.

The number of shares of our common stock to be outstanding following this offering, or 32,624,118 shares, is based upon the shares of common stock issued and outstanding as of March 31, 2022, and excludes:

·450,000 shares of common stock underlying outstanding restricted stock units issued;

·2,050,000 shares of common stock available for future issuance under the NeoVolta, Inc. 2019 Stock Plan;

·975,000 shares of common stock issuable upon the exercise of Warrants to be issued to investors in this offering; and

·58,500 shares of common stock issuable upon the exercise of the Underwriter Warrants to be issued to the underwriters.

DILUTION

If you invest in our Units in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share of our common stock that is part of the Unit and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering. Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of March 31, 2022. Our net tangible book value as of March 31, 2022 was $2,797,855 or $0.13 per share.

After giving effect to the sale and issuance by us of the Units in this offering at the public offering price of $4.00 per Unit, and the receipt and application of the net proceeds, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as well as the conversion or exchange of all our existing convertible notes into common stock, our pro forma net tangible book value as of March 31, 2022 would have been approximately $7,304,987 or $0.22 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.09 per share to our existing stockholders and an immediate dilution of $3.78 per share to investors purchasing common stock as part of the Units in this offering.

The following table illustrates the dilution to the new investors on a per-share basis:

Public offering price per share			$4.00
Pro forma net tangible book value per share before offering	$0.13	$
Increase in net tangible book value per share attributable to shares offered hereby	$0.09	$
Pro forma as adjusted net tangible book value per share after offering			$0.22
Dilution in pro forma net tangible book value per share to investors in offering			$3.78

The following table sets forth, on the pro forma as adjusted basis described above as of March 31, 2022, the differences between our existing stockholders and the purchasers of shares of common stock in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the weighted average price paid per share paid to us, based on an initial public offering price of $4.00 per Unit, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, but assuming no exercise of the Warrants included in the Units offered hereby.

	Shares Purchased			Total Consideration		Weighted Average
	Number		Percent	Amount	Percent	Price per Share
Existing stockholders	21,977,251	(1)	67.4%	$17,470,180	77.7%	$0.79
Existing note holders(2)	9,671,867		29.6%	$1,121,716	5.0%	$0.12
New investors	975,000		3.0%	$3,900,000	17.3%	$4.00
Total	32,624,118		100.0%	$22,491,896	100.0%	$0.69

(1)Reflects shares outstanding as of March 31, 2022.

(2)Represents the issuance of (i) 9,404,867 shares of common stock issuable upon the exchange of our 2018 convertible notes and accrued interest (which have a conversion price of $0.0063 per share) into shares of common stock and (ii) 267,000 shares of common stock issuable upon conversion of our October 2021 convertible notes, at a conversion price of $4.00 per share, each of which shall occur upon the closing of this offering.

If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the number of shares held by existing stockholders and existing note holders will be reduced to 96.6% of the total number of shares of common stock that will be outstanding upon completion of this offering, and the number of shares of common stock held by new investors participating in this offering will be further increased to 3.4% of the total number of shares of common stock that will be outstanding upon completion of the offering.

To the extent that any outstanding options or warrants, including the Warrants, are exercised, new options are issued or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options and warrants as of March 31, 2022, other than the option held by the underwriters, and the Warrants included in the Units offered hereby, were exercised, then our existing stockholders, including holders of such options and warrants, would own 97.0% and our new investors would own 3.0% of the total number of shares of our common stock outstanding upon the completion of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of such options and warrants, would be approximately $18.6 million, or 82.7%, the total consideration paid by our new investors would be $3.9 million, or 17.3% of the total consideration for our common stock outstanding upon the completion of this offering, and the weighted average price per share paid by our existing stockholders would be $0.79 and the average price per share paid by our new investors would be $4.00.

We may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any options are issued under our equity incentive plan or we issue additional shares of common stock or equity-linked securities in the future, there will be further dilution to investors purchasing in this offering.

The number of shares of our common stock to be outstanding following this offering, or 32,624,118 shares, is based upon (i) the shares of common stock issued and outstanding as of March 31, 2022, plus and (ii) the issuance of 9,404,867 shares of common stock issuable upon the exchange of our 2018 convertible notes into shares of common stock and 267,000 shares of common stock issuable upon conversion of our October 2021 convertible notes, at a conversion price of $4.00 per share, each of which shall occur upon the closing of this offering, and excludes:

·450,000 shares of common stock underlying outstanding restricted stock units issued;

·2,050,000 shares of common stock available for future issuance under the NeoVolta, Inc. 2019 Stock Plan;

·975,000 shares of common stock issuable upon the exercise of Warrants to be issued to investors in this offering; and

·58,500 shares of common stock issuable upon the exercise of the Underwriter Warrants to be issued to the underwriters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that are based on current expectations and involve various risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We encourage you to review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in this prospectus.

Overview

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), primarily our NeoVolta NV14 and NV 24, which can store and use energy via batteries and an inverter at residential or commercial sites. We were founded to identify new ways to leverage emerging technologies with the dynamic changes that are taking place in the energy delivery space. We primarily market and sell our products directly to our certified solar installers and solar equipment distributors. We also are also pursuing agreements with residential developers, commercial developers, and other commercial opportunities.  Because we are purely dedicated to energy solar systems, virtually of our current resources and efforts go into further developing our flagship NV14 and NV 24 products, while focusing on specific industry needs for our next generation of products. We believe we are unique in the marketplace due to our low cost, our innovative battery chemistry, our product versatility and our commitment to installer service. Because of these factors, we believe NeoVolta is uniquely equipped to establish itself as a major player in the energy storage market.

In May 2019, we completed a public offering of shares of our common stock pursuant to Regulation A of the Securities Act (the “IPO”). The IPO was for a total of 3,500,000 shares of our common stock at an offering price of $1.00 per share. We used the proceeds of the IPO to ramp up production, marketing, and sales of our NV14 product line. In that regard, we have used the proceeds from the offering to fund the marketing, production and distribution of our products, which commenced in July 2019 through a group of wholesale customers in California, as well as to provide additional working capital for other corporate purposes. We have expanded to include one wholesale distribution customer in Nevada.

Results of Operations

Comparison of the Years Ended June 30, 2021 and 2020

Revenues - Revenues from contracts with customers for the year ended June 30, 2021 were $4,823,510 compared to $2,011,644 for the year ended June 30, 2020. Such revenues in the fiscal 2021 period reflected accelerated growth both in sales volumes as well as the addition of our NV24 ESS since the initial sales and installations of the Company’s assembled energy storage systems in residential properties began in July 2019, primarily through a group of wholesale dealers and installers located in California.

Cost of Goods Sold - Cost of goods sold for the year ended June 30, 2021 were $4,175,795 compared to $1,773,049 for the year ended June 30, 2020. The cost of goods sold in both periods reflected the cost of procuring and assembling the component parts of the energy storage systems that were sold in each fiscal year and resulted in gross profits on such sales of approximately 13% and 12%, respectively.

General and Administrative Expense - General and administrative expenses for the year ended June 30, 2021 were $8,255,865 compared to $1,507,211 for the year ended June 30, 2020. This fluctuation was largely due to the increase in non-cash stock compensation expense to $7,437,389 in the year ended June 30, 2021 compared to $616,667 for the year ended June 30, 2020. Such increase was primarily due to the recognition of the expense for the fair value of a total of 1,600,000 incentive shares of common stock earned by the Company’s two executive officers, under their Board approved employment contracts, as of December 31, 2020 (see Note 4).

Research and Development Expense - Research and development expenses for year ended June 30, 2021 were $42,801 compared to $162,697 for year ended June 30, 2020. Such decrease was due to the completion of the Company’s initial product development efforts in conjunction with the commencement of product sales beginning in July 2019. We expect research and development expense to increase in the future as we improve and expand upon our product portfolio.

Interest Expense - Interest expense for the year ended June 30, 2021 was $24,521 compared to $25,297 for the year ended June 30, 2020, reflecting a largely equivalent level of outstanding borrowings between the two periods.

Gain on Forgiveness of Debt - Gain on forgiveness of debt for the year ended June 30, 2021 was $29,600 compared to zero for the year ended June 30, 2020, reflecting the forgiveness of a U.S. government sponsored loan that was received in May 2020 and was subsequently forgiven in full in February 2021 (see Note 3).

Net Loss - Net loss for the year ended June 30, 2021 was $7,645,872 compared to $1,456,610 for the year ended June 30, 2020, representing the aggregate of the various revenue and expense categories indicated above. The Company has not recognized any income tax benefit for these net losses due to the uncertainty of its ultimate realization.

Comparison of the Three Months Ended March 31, 2022 and 2021

Revenues - Revenues from contracts with customers for the three months ended March 31, 2022 were $932,903 compared to $1,317,701 for the three months ended March 31, 2021.  Such decrease resulted principally from differences in timing of receiving installation orders from our major wholesale dealers and installers operating in California and other states.

Cost of Goods Sold - Cost of goods sold for the three months ended March 31, 2022 were $810,563 compared to $1,138,779 for the three months ended March 31, 2021. The cost of goods sold reflected the cost of procuring and assembling the component parts of the energy storage systems that were sold in each period and resulted in a gross profit on such sales of approximately 13% and 14%, respectively, in each period.

General and Administrative Expenses - General and administrative expenses for the three months ended March 31, 2022 were $620,214 compared to $220,653 for the three months ended March 31, 2021.  Such increase was primarily due to the higher corporate overhead expenses related to our proposed public offering and associated uplisting of our common stock, as well as non-cash stock compensation expense.

Research and Development Expense - Research and development expenses for the three months ended March 31, 2022 were zero compared to $25,652 for the three months ended March 31, 2021.  Such fluctuation was largely due to a change in the relative timing between these periods in the level of the Company’s product development efforts.

Interest Expense - Interest expense for the three months ended March 31, 2022 was $21,829 compared to $5,445 for the three months ended March 31, 2021, reflecting an increase resulting from the interest expense accrued on new convertible notes issued in October 2021, partially offset by discontinuing the amortization of a previously recorded debt discount to interest expense, which was associated with convertible notes issued in May 2018, due to the adoption of a new accounting principle on July 1, 2021.

Gain on Forgiveness of Debt - Gain on forgiveness of debt was zero for the three months ended March 31, 2022 compared to $29,600 for the three months ended March 31, 2021, reflecting the forgiveness of a U.S. government sponsored loan that was received in May 2020 and was subsequently forgiven in full in February 2021.

Net Loss - Net loss for the three months ended March 31, 2022 was $519,703 compared to $43,228 for the three months ended March 31, 2021, representing the net amounts of the various revenue and expense categories indicated above. The Company has not recognized any income tax benefits for these net losses due to the uncertainty of their ultimate realization.

Comparison of the Nine Months Ended March 31, 2022 and 2021

Revenues - Revenues from contracts with customers for the nine months ended March 31, 2022 were $3,567,634 compared to $3,863,623 for the nine months ended March 31, 2021.  Such decrease resulted principally from timing differences in receiving installation orders from our major wholesale dealers and installers operating in California and other states in the quarter ended March 31, 2022, as noted above.

Cost of Goods Sold - Cost of goods sold for the nine months ended March 31, 2022 were $3,033,263 compared to $3,348,753 for the nine months ended March 31, 2021.  The cost of goods sold reflected the cost of procuring and assembling the component parts of the energy storage systems that were sold in each period and resulted in a gross profit on such sales of approximately 15% and 13%, respectively, with the comparative increase largely due to timing differences with regard to the impact of temporary tariffs on materials we source from China.

General and Administrative Expenses - General and administrative expenses for the nine months ended March 31, 2022 were $5,114,267 compared to $7,679,251 for the nine months ended March 31, 2021.  Such decrease was primarily due to the reduction in the expense recorded for the fair value of incentive shares of common stock earned by the Company’s executive officers under their Board approved contracts.  In the nine months ended March 31, 2022, the Company recognized compensation expense on the fair value of a total of 1,033,568 incentive shares (including 450,000 recently granted RSU awards), which was a lesser number of shares than in the nine months ended March 31, 2021, when the Company recognized compensation expense on the fair value of a total of 1,614,530 incentive shares, although at a lower relative value.

Research and Development Expense - Research and development expenses for the nine months ended March 31, 2022 were $66,503 compared to $42,801 for the nine months ended March 31, 2021.  Such fluctuation was due to a modest increase in the level of the Company’s product development efforts. We expect research and development expense to increase in the future as we improve and expand upon our product portfolio.

Interest Expense - Interest expense for the nine months ended March 31, 2022 was $31,365 compared to $17,870 for the nine months ended March 31, 2021, reflecting an increase resulting from the interest expense accrued on new convertible notes issued in October 2021, partially offset by discontinuing the amortization of a previously recorded debt discount to interest expense, which was associated with convertible notes issued in May 2018, due to the adoption of a new accounting principle on July 1, 2021.

Gain on Forgiveness of Debt - Gain on forgiveness of debt was zero for the nine months ended March 31, 2022 compared to $29,600 for the nine months ended March 31, 2021, reflecting the forgiveness of a U.S. government sponsored loan that was received in May 2020 and was subsequently forgiven in full in February 2021.

Net Loss - Net loss for the nine months ended March 31, 2022 was $4,677,764 compared to $7,195,452 for the nine months ended March 31, 2021, representing the net amounts of the various revenue and expense categories indicated above. The Company has not recognized any income tax benefits for these net losses due to the uncertainty of their ultimate realization.

Liquidity and Capital Resources

Operating activities.  Net cash used in operating activities in the nine months ended March 31, 2022 was $707,692, compared to $469,320 in the nine months ended March 31, 2021, largely due to a slightly higher net cash operating loss in the current fiscal year period.

Financing activities. Net cash provided by financing activities in the nine months ended March 31, 2022 was $1,068,000, compared to zero in the nine months ended March 31, 2021.  This fluctuation was entirely attributable to the issuance of short-term convertible notes to a group of accredited investors in October 2021 in the amount of $1,068,000.

Since completing two private equity offerings and one public equity offering in the fiscal year ended June 30, 2019, the Company has completed only two additional financings as follows: (i) In May 2020, we received a small loan under the U.S. government sponsored Paycheck Protection Program (“PPP”), in the amount of $29,600, which was subsequently forgiven in full in February 2021; and (ii) In October 2021, we completed a new debt offering with a group of accredited investors via the issuance of convertible notes in the total amount of $1,068,000.  The unsecured notes bear interest at the rate of 6% per annum and are due one year from the date of issuance.  In the event, though, of a qualified public offering of the Company’s common stock pursuant to which the Company’s common stock becomes listed for trading on a national securities exchange, the principal amount of the notes and any accrued interest will be automatically converted into shares of the Company’s common stock at a conversion price of $4.00 of principal per share.

As of March 31, 2022, we had a cash balance of $0.8 million and net working capital of $2.9 million.  Currently, we are generating a roughly break-even level of net operating cash flow, excluding the higher corporate overhead expenses related to our proposed public offering, from our net sales.  However, we have not sustained such performance on a consistent basis for an extended period of time.  We anticipate that demand for our products will continue to increase and that we will have sufficient cash to operate for the next 12 months, after taking into consideration the additional debt offering completed in October 2021, as noted above.

Until such time that we are able to generate sufficient operating cash flow from operations, if ever, we expect to finance our operating activities through a combination of equity offerings and debt financings and we may seek to raise additional capital through strategic collaborations.  However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all, which would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our operations. Failure to receive additional funding could cause us to cease operations, in part or in full. Furthermore, even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital due to favorable market conditions or strategic considerations, which may cause dilution to our existing and future stockholders.

Recent Developments

As a result of the continued spread of the COVID-19 coronavirus since early 2020, economic uncertainties have arisen which could impact business operations, supply chains, energy demand, and commodity prices that are beyond our control. As referenced above, we have recently experienced the negative impact of the COVID-19 pandemic on the sales of our assembled energy storage systems, primarily through a group of wholesale dealers and installers located in California. We continue to monitor COVID-19, but do not believe it will have a material unfavorable impact to our future financial performance at this time.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as defined in Item 303 of Regulation S-K.

Critical Accounting Policies

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our limited historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that certain accounting policies, particularly those related to the recognition of revenues arising from the sales of our ESS products to customers of our business, affect our more significant judgments and estimates used in the preparation of our financial statements.  See “Note 1. Business and Summary of Significant Accounting Policies” of the notes to our financial statements for the fiscal year ended June 30, 2021, set forth below under, “Index to Financial Statements”, for a further description of our critical accounting policies and estimates.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. We are using the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.

We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenues of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation

OUR BUSINESS

Our Company

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), primarily our NeoVolta NV14 and NV 24, which can store and use energy via batteries and an inverter at residential or commercial sites. We were founded to identify new ways to leverage emerging technologies with the dynamic changes that are taking place in the energy delivery space. We primarily market and sell our products directly to our certified solar installers and solar equipment distributors. In the future, we intend to pursue residential developers, commercial developers, and other commercial opportunities. Because we are purely dedicated to energy solar systems, virtually all of our current resources and efforts go into further developing our flagship NV14 and NV 24 products, while focusing on specific industry needs for our next generation of products. We believe we are unique in the marketplace due to our low cost, our innovative battery chemistry, our product versatility and our commitment to installer service. Because of these factors, we believe NeoVolta is uniquely equipped to establish ourselves as a major player in the energy storage market.

Our NV14 ESS contains a 7,680 W hybrid 120V / 240V and 208V inverter and a 14.4 kWh battery system power.  The NV14 is energy efficient, has a variety of operating options, and uses Lithium Iron Phosphate (LiFe (PO4)) batteries. The batteries we utilize are capable of 6,000 cycles at a Depth of Discharge (DoD) of 90% and have a high thermal range (heat and cold tolerances).  Our NV14 ESS integrates all components and is NEMA Type 3R rated (indoor/outdoor). Our NV24 provides additional energy storage capacity raising the NV14 from 14.4 KW to 24.0 KW. Our newest update of the NV14 ESS allows for commercial 208V installations adding significantly to our potential customer base.

Background

The changing energy landscape has put significant strain on the traditional utility ‘grid’. Pressures in economics, system resiliency and consumer confidence are driving the energy industry to dramatic change. On the supply side, the appetite for fossil fuels and nuclear power generation have decreased in recent years. S&P Global Platts Analytics’ 2021 North American Electricity Five-year Forecast indicates that US lower 48 coal-fired generation is forecast to average 103 GW in 2021, declining steadily each year in the forecast period, supplying approximately 23% of generation in 2021 to between 15% to 16% by 2026 and further decreasing significantly thereafter. The desire for cleaner power sources continues to increase, straining legacy supply infrastructure due to the variability in usage and supply caused by renewables.  As such, some utilities struggle to provide for their customers using the traditional business model based largely on fossil fuel and nuclear generation. The result is more frequent grid outages which put lives at risk when life sustaining equipment is without power, sources of water supply are hindered, businesses are impacted, and schooling is interrupted. In February 2021, an extreme winter storm event caused a massive electricity generation failure in the state of Texas, which resulted in a loss of power for more than 4.5 million homes. This failure resulted in at least 57 deaths across 25 Texas counties and over $195 billion in property damage, bringing attention to the energy system crisis and its potential causes. Utilities throughout California have experienced several rolling blackouts and brown-outs in recent years due to fire risks, supply constraints, and inability of neighboring states to assist with load sharing.  On the demand side, we believe that consumers will continue to use more electricity than ever due to more erratic weather patterns and the growing adoption of Electric Vehicles (EVs) - national goal of 66% of all cars by 2050. EVs may decrease emissions, but they also significantly increase demand for electricity. The National Renewable Energy Laboratory (NERL) estimates that to reach the 66% goal, the US energy capacity will have to double to reach just the demand generated by EVs. For reference, according to the US Energy Information Administration (EIA), the last time the US doubled energy generation took nearly 40 years - from 1977 (2,128 billion kWh) to 2018 (4,178 billion kWh). These projections, EV adoption goals driving demand and generation goals for supply, are at odds. The likely result will be more frequent grid challenges especially during ambient temperature extremes both hot and cold.

The combination of a decreasing supply of reliable electricity and an increasing demand is not sustainable. According to the US Energy Information Administration’s 2021 Infrastructure Report Card (www.infrastructurereportcard.org), the U.S. depends on an aging and complex patchwork of power generation facilities, 600,000 miles of backbone transmission lines and around 5.5 million miles of local distribution lines that operate within federal, state, tribal, and local regulatory jurisdictions. The majority of the nation’s grid is aging, with some components over a century old - far past their 50-year life expectancy - and others, including 70% of transmission and distribution systems lines, are well into the second half of their lifespans. Distribution is a key failure point in the electric grid in terms of system reliability. The distribution system accounts for 92% of all electric service interruptions, a result of aging infrastructure, severe weather events, and vandalism. While weather has always been the number one threat to the energy sector’s reliability, climate change has only exacerbated the frequency and intensity of these events and associated costs. The Department of Energy (DOE) recently found that power outages are costing the U.S. economy $28 billion to $169 billion annually. Electric companies have invested more than $285 billion in Transmission and Distribution (T&D) since Superstorm Sandy in 2012, partially to harden the energy grid and make it more resilient to future storms, including investing in new and upgraded T&D infrastructure. Other ways utilities have incorporated resilience are through increased utilization of microgrids and battery storage. As wind and solar generation grow, new T&D lines are required to link these renewable resources to customers. Doing so allows owners to make investments that “harden” the grid and reduce outage frequency and duration on their own terms.

Gas and coal power plants generate continuous power by burning fuel, and how much they burn can be modulated based on the demand for electricity when grid stability exists. But the generation of solar and wind energy fluctuates. This can create a mismatch between demand and supply. This puts tremendous stress on the grid, which must exist in constant balance. Utilities have sophisticated systems for predicting when demand will go up and down, but the introduction of renewables into the equation has made compensating for the fluctuations more difficult as illustrated by the so-called ‘Duck Curve, a term coined in 2012 by California Independent System Operator (CAISO) www.caiso.com.

Without any form of energy storage, after times of high solar generation, generating companies must rapidly increase other forms of power generation around the time of sunset to compensate for the loss of solar generation, a major concern for grid operators where there is rapid growth of solar. Storage can fix these issues if it can be implemented, or they can strike that balance by burning more fossil fuels. But if there’s an unexpected spike in demand and a utility doesn’t have the requisite power, it must restore balance by cutting demand with blackouts.

History

We completed the initial design work and completed testing and certification of our first offering, the NeoVolta NV14, in August 2018. In September 2018, we completed our first production prototype. By March 2019, we completed all certifications and were granted approval by the California Energy Commission (CEC) for off-grid and on-grid installation. Since our headquarters are located in San Diego County, a county with more than 160,000 solar customers, we chose San Diego for our initial rollout. In May 2019, the NV14 was approved throughout San Diego County and City areas by San Diego Gas & Electric (SDG&E) for connection to its grid system and customer installations began. In June 2019, we moved our contracted manufacturing to a facility in Poway, California. In June 2019, we began marketing to San Diego based solar installers. In early 2020, we expanded our certified installer network to the greater Los Angeles, San Francisco, and Sacramento areas, and, importantly, out of California to Arizona, Nevada, and Georgia. In January 2021, we moved to a larger production facility in Poway, California to facilitate growth. In 2021, we increased our national distribution, which we conduct through certified wholesale dealers, and now have installs in Puerto Rico, Oklahoma, Texas, Florida, Colorado, and Utah.

Our Products - NeoVolta NV14 and NV24

The NV14 is a complete ESS with 7,680-Watt 120V / 240V hybrid inverter (one of the largest in the industry) which is also capable of 208V commercial power with a 14.4 kWh lithium iron phosphate (LiFe (PO4)) battery system.  This is all incorporated in one National Electrical Manufacturer Association (NEMA) Type 3R rated indoor/outdoor cabinet system with all United laboratories (UL) compliant electrical certifications, and fire code requirements. The NV14 is capable of storing and using inverted (AC) photovoltaic, non-inverted (DC) photovoltaic, or both AC and DC photovoltaic solar sources.  It can also accept utility grid AC power as a charging source for the integrated 14.4 kWh battery system. The NV14 system will charge the batteries with excess solar photovoltaic (AC, DC or both AC and DC) power during daylight conditions - a unique functionality in the ESS industry. The inverter will invert DC battery power into AC power during periods of darkness or higher use periods. Once discharged, the batteries will be idle until excess solar photovoltaic is available and will subsequently begin to recharge. The NV14 is designed to primarily charge from solar but can be programmed to charge from other sources of power (solar, wind turbine, generator, and grid). It can be easily programmed by our certified installers to customer-specific use profiles, including for “rate arbitrage,” (graph below) which allows charging from the grid during the lowest rate periods (A) if the utility company allows this activity. Once recharged, the batteries will discharge once solar photovoltaic begins to wane or when the customer needs more power than available from solar photovoltaic (B). By doing this, customers will be consuming their own solar photovoltaic production instead of sending excess photovoltaic power to the grid and then buying this power back later in the evening from the utility at an often significantly higher retail rate, thereby potentially lowering their monthly electric bill depending on their local utility’s rate plan. Our NV14 is also capable of multi-tasking by recharging via solar photovoltaic power while also supplying power.

We believe our NV14 is unique among its competitors in that the cabinet is rated for indoor/outdoor installation (NEMA Type 3R) allowing for more installation configurations and the ability to fit more residential customer use cases. With measurements of 50.5” H x 38” W x 10” D it can be installed either inside the garage or outside (preferable near existing utility connections) of the residence or facility.

No solar system can provide power to a home without a system capable of “Islanding”, due to safety regulations put in place for utility workers during outages. “Islanding” is when a PV generator or other electrical source continues to power a location or residence even though electrical grid power is no longer present. According to Bloomenergy.com, power outages are on the rise in California. There were 25,281 blackout events in 2019, a 23% increase from 20,598 in 2018. The number of utility customers affected jumped to 28.4 million in 2019, up 50% from 19 million in 2018. Our NV14 is capable of “Islanding” when used with AC or DC photovoltaic (PV) systems. As islanding can be dangerous to utility workers, who may not realize that a circuit is still powered, an ESS capable of “islanding” must be capable of physically disconnecting from the grid power when it senses that grid supply is not present, has an over current, or an undercurrent condition. The NV14 includes “islanding” relays that are approved to perform this function. Islanding also allows solar production to function and power the residence or facility thereby decreasing the impact of a grid outage.

Our NV14 currently includes a commercially available encrypted WiFi logger and associated smart phone application that allows customers to visualize the state of the system in 8-minute intervals (battery, home, grid, photovoltaic, and/or generator). Settings adjustments for how the system works can be made remotely if/when utilities make changes to Time-of-Use billing rates/times. Our remote management system is included with the product and allows NeoVolta 24/7 system health monitoring, malfunction diagnosis, and the ability to push firmware and software. This allows NeoVolta, installers, and their customers, insight into system health 24/7. Remote monitoring and programming is accomplished using AWS Key Management encryption and cloud storage ensuring customer privacy and security.

Our NV24 has additional battery capability that raises NV14 energy storage from 14.4 KW to 24.0 KW. As the NV24 has add-on battery capacity, additional inverters are not required. This enables customers to achieve a 67% increase in storage for a fraction of the cost. Most competitive systems require an additional inverter for any additional storage.

New ESS fire code regulations have been significant and are ongoing, especially in California.  ESSs can no longer be installed inside the living areas of a home. ESSs can be installed inside the garage but require smoke and heat detectors and may also require bollards or caging to protect the ESS from being accidentally struck by a vehicle. This is a particularly detrimental code to ESS that cannot be installed outside. Both requirements are directly related to fire risk from certain battery chemistries. Lithium Ion, a very popular chemistry in the ESS industry, has demonstrated fire and thermal runaway characteristics in certain circumstances. Our batteries were UL 9540 certified at the cell and modular level in July 2021 certifying that they will not catch on fire and exhibit no thermal runaway characteristics.

We are aware of additional regulatory requirements being planned in various jurisdictions for 2022. We expect such changes in regulatory code to be a routine requirement as ESS is a new field that warrants scrutiny and is a major focus of our management team. We also see the complex regulatory environment as a significant barrier to new market entry.

Market Characteristics

Our market can be looked at two ways: the solar installer market and the ESS market.

Solar Installer Market. Although we have active non-residential customers and prospects, the bulk of NeoVolta’s revenue and recurring customer base has been residential solar installers. According to IBIS Worldwide, there are over 13,000 solar installers in the US employing almost 55,000 employees. With SunRun and Tesla Energy representing approximately 20% of the market combined, and the top 10 companies representing about 38%. Most solar installers in the US are very small, independently owned operators and are generally not serviced by the larger companies. These installers have been NeoVolta’s target market. Based on IBIS’ figures, we estimate this to be at least 13,000 installers with less than 25 employees. Our average recurring installer customer purchases 1-2 systems a month. They generally sell their systems and install and pay for them within the same month, and typically do not stock inventory, so we believe NeoVolta’s “just in time” product availability makes us an ideal fit. Once these customers become certified NeoVolta installers, they become recurring customers. We built our company based on servicing small installers and will continue to do so by focusing on product availability, installer service, and, most importantly, the characteristics of our product while we capture market share. As we gain market acceptance, we expect larger installers to take notice. This is especially true when considering repeated product availability challenges within the industry.

Installer storage installation activity has grown over time, with 50% of all active residential installers in 2020 having completed at least one solar + storage system, up from less than 20% in 2016 according to Berkeley Labs. The rate of attachment, or number of PV systems installed with storage, is growing considerably. According to Wood Mackenzie, by 2025, nearly 29% of all behind-the-meter solar systems will be paired with storage, compared to under 11% in 2021. Most of the growth will be powered by the smaller installers, as the larger ones have already incorporated storage into their standard new solar offerings. Although Tesla and LG Chem have dominated the market in the past few years, new market entries continue to gain ground and new opportunities in the space continue to present themselves to those who can adapt to fill the need. Additionally, our larger ESS competitors focus on energy storage as a component of their new solar installation, whereas NeoVolta focuses entirely on ESSs, revealing what we believe to be a compelling market in existing solar system retrofits. According to Berkeley Lab’s Tracking the Sun dataset, there are over 3 million solar systems installed in the US and only 6.8% of those have energy solar installed. This marketplace scenario presents small installer customers almost 3 million households to revisit for a storage retrofit.

We believe that our 100% commitment to ESS and our relatively small size allow us to navigate this nascent industry more nimbly, and we have been able to develop distinct competitive advantages despite our relative resources.

ESS Market. This is a relatively new market as residential solar storage systems have only become viable in the last decade. It is a subset of what the Solar Energy Industries Association (SEIA) refers to as the $17 billion U.S. residential solar PV market. Wood Mackenzie forecasts that there will be 3 million installations in 2021 growing to 4 million in 2023. According to Mordor Intelligence, the global residential energy storage systems market is expected to register a compound annual growth rate (CAGR) of more than 19% during the forecast period of 2021 - 2026, reaching a market value of more than $8.5 billion by 2026 from $2.2 billion in 2019. The growth of the ESS market comes from a combination of retrofits to existing solar installations and more widespread adoption of storage as part of new solar installations.

According to Wood Mackenzie’s U.S. Energy Storage Monitor, released in December 2020, the residential storage segment posted its best quarter ever in the third quarter of 2020, during the height of the coronavirus pandemic with 52 megawatts and 119 megawatt-hours of new storage installed. The U.S. market is expected to reach 7.5 gigawatts in 2025, which amounts to sixfold growth from 2020. The Q3 2021 US Energy Storage Monitor estimates that the U.S. residential market will surpass $1 billion in 2022; a 14% share of the estimated $7 billion total US Energy Storage market. The report added that Q2 surpassed Q1 2021 to become the second-largest quarter for storage deployment on record in MWh terms.

Market Drivers

Regulatory. The regulatory drivers regarding ESS come in the form of an increasing number of mandates and incentives. On the mandate side, in August of 2021, California became the first state in the country to require builders to install solar and battery storage on new commercial buildings and high-rise multifamily buildings. This state approved Energy Code also includes requirements for builders to design single-family homes so battery storage can be easily added to the already existing solar system in the future as well as incentives to eliminate natural gas from new buildings. On the incentive side, the federal Investment Tax Credit, or ITC, is the most impactful providing a 26% if you pair the battery with an on-site renewable resource. For a typical ESS, the ITC can reduce the cost of the system by $3,000 to $5,000. Many states are also putting incentive systems in place. Beyond states taking steps to encourage greater adoption of energy storage technologies, some utilities are now also offering incentives to home and business owners who install storage. To date, most of these utility-specific storage incentives are in the Northeast. We anticipate more of these programs being put in place in the future.

Utilities can also impact battery storage adoption on the cost side of the equation. In certain circumstances, when state utilities change their billing profiles, the market for ESS becomes more (or less) attractive. For example, Hawaii’s attachment rate rose to 80% after the state began transitioning away from net energy metering (NEM) and reduced compensation for grid exports.

Resiliency. Energy dependence has been a growing concern in the last few years as weather patterns have become more erratic. New findings from the U.S. Department of Energy’s National Renewable Energy Laboratory (NREL) and Clean Energy Group (CEG) found that when the value of resilience is considered - preventing power outages - several more integrated solar-plus-storage projects are economically viable.

Utilities are addressing this matter in some cases through Public Safety Power Shut Off (PSPS) events (when power is purposefully turned off in the case of high winds with very dry vegetation conditions that increase wildfire risks).  The direct result of this was seen in California after the PSPS events of late 2019 (below)

Consumer Perception. Although both economics and resiliency have been impactful on ESS demand, researchers at Berkeley Labs concluded that a third category of consumer perception may be adding to the trend. The feedback they received included the concept that consumers saw ESS as a “green” investment and felt like it was a way to “stick it to the utilities”. These factors are obviously less measurable than the more objective drivers above but are an additive factor in the market.

Growth Strategy

Our growth strategy is focused on expanding our core business of distributing our products on a recurring basis to small installers and broadening the application of our product through more non-residential (commercial) partnerships. We plan to do this through an increase in targeted direct sales and marketing to installers in ripe regional markets, concentrating efforts on adding to our national distributor partners, and marketing in ESS industry circles to identify new potential applications of our systems. Our growth thus far has been through word of mouth and networking mainly in Southern California. We have been successful in consistently growing both our installer base and our number of installs through these means, but recognize that to succeed in the national marketplace, we will need to bring on a team of sales and marketing professionals to reach our goals. We have plans to start to build out this team utilizing funds from this offering.

Installer Acquisition: Our goal is to increase our installer network by mirroring our success in the San Diego market. To date we have brought on almost all of our installers through word of mouth and through our distributor network (discussed below).

1.Increased sales and marketing to educate our prospective customers. We have historically not invested in significant marketing activities and have no direct sales team. To date most of our sales have been made through our website, word of mouth or management relationships. As a result of not having a large historical sales and marketing budget, we have had very little exposure to the 20,000+ installers nationwide. Our conversion from prospects to customers has been very high, as we are generally filling an urgent customer need. We believe that with increased investment in marketing and sales we will be able to reach a much larger audience of prospects who could benefit from our products, and that we should be able to maintain our high conversion rates from prospects to customers.

2.Expansion of Installer Incentive Programs. We provide a unique benefit to our installer network; in that we provide them a lead generation tool for full solar installations. We receive a great number of inbound calls regarding our ESS, but the caller often wants a full solar system, so we put our certified installers on a lead program, where we send them qualified solar install leads at no cost and with no obligation to use our product. This referral system has proven to create a strong bond and brand loyalty with our installers. We intend to invest heavily in our target regions in social media and lead generation at the ESS-level to continue generating reciprocal lead volume for our customers. We will also pursue co-marketing plans with our installers, where we create materials and help cover their marketing costs to push NeoVolta products to both their install base and to new customers.

3.Data/demographic-based geographic expansion. We believe the success we have found in Southern California can be spread nationally with strategically focused sales and marketing. Our focus will be in the regions or the country that meet both the regulatory and environmental profiles that most resemble those in California and Hawaii - high rates, economic incentives, and risk of grid outages. We have already established footholds in some of those states but will continue to fund marketing efforts to consumers and outreach to local and regional installers. The residential sweet spot is high number of solar production days, high utility costs, and frequent grid outages, but is amplified by government regulatory requirements and incentives. Value propositions vary greatly by region. The Northeast may see more value in grid protection, while the West, may see value in the amount of sun and government incentives. Whatever the case, we believe we have adapted well to these environments on a tactical level due to our intimate relationships with each installer and with our inverter setting capabilities to offset high Time-of-Use rates and high demand or tier rates, and to set up for maximum grid outage protection scenarios. These efforts will continue to drive R&D expenditures in our determination to provide a great deal of flexibility and value to our customers.

4.According to Wood Mackenzie, there is a growing residential PV sector that is rapidly diversifying across state markets. South Carolina, for instance, was an emerging market as recently as 2016 with only about 1,160 cumulative installations. Today, the state is home to more than 18,000 solar systems and is expected to add 22,000 systems over the next five years. Other fast-growing states over the last three years include Texas, Utah, Florida, Rhode Island, and Maryland, which combined have grown from around 50,000 installations to more than 200,000. Looking ahead, Illinois will see cumulative installations increase from 4,000 today to nearly 100,000 by 2024. While California will continue to lead the nation in installations, the top 10 state markets will see faster growth. Nearly 750,000 installations are expected in those markets over the next 5 years, compared to 500,000 installations over the last 5 years.

5.Expand Distributor/Partner Relationships. Distributors partner with NeoVolta to market and sell our products to their own installer networks. This type of symbiotic relationship has proven to be a very successful growth strategy as evidenced by our current distributor Plus Minus Power - Energy (PMPE), located in Henderson, Nevada. We signed a three-year distribution agreement with PMPE in October 2019, which may be renewed for additional successive one year terms unless either party provides notice of nonrenewal at least 60 days before the end of the then-current term. The distribution agreement may also be terminated by either party for any reason on 90 days’ notice. The distribution agreement grants PMPE the ability to obtain limited exclusive distribution rights within the territories and for the customers covered by the distribution agreement, provided PMPE makes certain minimum purchases. Pursuant to the distribution agreement, if PMPE achieves certain volume requirements, we agreed to issue PMPE shares of our common stock. As of December 2021, we have received over $1,325,000 of purchase orders against that agreement and PMPE has earned an aggregate of 23,098 shares of common stock pursuant to the agreement. In December 2020, we signed an additional distribution agreement with PMPE related to an additional application of the NV-14. This agreement does not have any exclusivity provisions and may be terminated by either party for any reason on 90 days’ notice. Since signing with PMPE, together we have added installers throughout Nevada, Arizona, Utah, Oklahoma, Puerto Rico, Texas, Florida, and Colorado. Additionally, PMPE is pursuing larger multi-year commercial projects that are an ideal fit for NeoVolta. We will use capital to build production and inventory in 2022 to service these pending contracts. We continue to grow our relationship with PMPE through the synergy of their network and marketing efforts with our product development and customization to meet their needs. We will continue to seek out distributor relationships similar to PMPE through industry networking and direct sales, though we also believe the growth of the NeoVolta brand will begin to attract distributors to us.

6.Expand our Installer Network Relationships. The rise in the popularity of solar energy comes with the rise of the number of organizations and associations that aim to promote this form of renewable energy even further. There are hundreds of such organizations representing thousands of solar companies in the US. National ones such as the Solar Energy Industries Association (SEIA), almost every state also has at least one such as California’s California Solar & Storage Association (CSSA), to regional and local such as SEBANE (www.sebane.org) - representing New England solar installers. These associations make it easy to get the audience of our prime prospective customers, as it is very difficult to find a solar installer who is not a member of their regions’ industry groups. We have participated in Southern California’s associations with some success, and plan on investing heavily in advertising, networking and social media with these groups as we enter each region.

Non-Residential / Commercial Growth: NeoVolta’s systems are manufactured in the United States in our facility in Poway, CA and our all-in-one system was engineered with the intent to be easily configurable to the needs of the client and easily serviced and updated for our installers. Flexibility due to the close contact with the manufacturing process and the adaptability of the product, along with our ability to handle commercial 208V power, have opened up a number of new opportunities for us. These customers sought us out to create an energy storage system for their unique needs specifically because others would not or could not accept the challenge.  NeoVolta was and continues to be open to customizing our products for energy storage contracts should they meet our volume, profitability, and system requirements. This strategy of flexibility in R&D is affording NeoVolta access into markets that would normally be closed to companies of our size. We plan to leverage this customer-driven approach in the future.

New opportunities in this sector are difficult to forecast and are not a core focus of our current sales and marketing plan, but as these projects roll out and begin to be publicized, we believe NeoVolta can establish itself as an energy storage system engineering firm for large projects in applications globally. We intend to take advantage of our adaptability and the nascent industry to fill these diverse and complicated needs.

Competition

We compete with several large competitors already successfully selling in the ESS space. Notable competitors include Tesla, LG Chem, Sonnen, and SMA America, among others. Some of our competitors have significantly greater financial, product development, manufacturing, marketing resources, and name recognition. In addition to competitors in the ESS space, we compete with companies in power generation equipment and other engine powered products industries. We face competition from a variety of large diversified industrial companies as well as smaller generator manufacturers, along with mobile equipment, engine powered tools, solar inverter, battery storage and grid services providers, both domestic and internationally. In addition, as energy storage becomes a necessary component for residential customers to realize better value/savings from their solar PV installation, we believe new competitors will emerge in this field. There is no assurance that we will be able to successfully compete in this market.

NeoVolta Competitive Advantages:

Availability. We believe recent back order times for competitive products have been as long as 9-months in 2021. Smaller installers rely on quick sales to install to payment to keep their business going, and the lack of availability of competitive products is often the reason they are introduced to NeoVolta. As of December 2021, NeoVolta is delivering on orders in under two weeks, very often the same day. We achieve this by maintaining a high level of inventory relative to projected sales, component consolidation prior to shipment, and a small lot, recurring freight strategy, which we believe allows for more flexibility in getting through the supply chain. Our strategy of maintaining higher levels of inventory based on projected sales means that to the extent our sales expectations in any periods are incorrect we may suffer cash flow constraints for such periods. LG Chem recently experienced a large recall of their older systems due to fire risk and product defects associated with their lithium-ion chemistry. Inability to secure reliable product delivery, fire risk, and recalls have harmed reputations of our competitors.

Installer Service. NeoVolta considers its installer relationships to be the key to our growth. The relative newness of the industry requires a great deal of education and support to ensure quality and efficient installations. With all energy storage, there is significant necessary electrical work, which may be new to smaller solar installers. NeoVolta requires that every installer go through our Certified Installer Program and we often walk them through early installations one-on-one to get them comfortable with the product either in-person or via smart phone video. NeoVolta’s San Diego-based direct customer support is available throughout the install and for any ongoing service, as well as through our remote system monitoring. This one-on-one philosophy has generated great customer loyalty and install success and we intend to invest the resources necessary to keep this partnership culture a priority.

Superior Product. Some of our competitors have significantly greater financial, product development, manufacturing, marketing resources, and name recognition than we have. However, with the industry’s growth will come frequent and dramatic change. We believe that our 100% commitment to ESS and our size allow us to navigate this nascent industry more nimbly, and we have been able to develop distinct competitive advantages to appeal to smaller and regional independent installers. We designed the NeoVolta NV14 to be cost effective, easy to install and service, and adaptable to customer needs. We are one of very few in the ESS industry to focus virtually all our resources on energy storage systems.

Cost:

·According to Berkeley Labs, the median system-level reported residential storage cost is about $1,000 per kWh. NeoVolta’s cost generally falls below that mark depending on permitting, installer costs, etc. With the addition of the NV24, NeoVolta becomes even more cost competitive due to the addition of 9 KW of storage without the cost of an additional inverter.

·Because of the ease of install, the time and cost of installation is greatly reduced. A typical NV14 installation generally takes between 6-8 hours to install because of design features of the NV14 that specifically benefit the installer during installation. Some of our competitors can take up to three days to install. This cost savings can be passed on to the homeowner, reducing the total system cost, making the sale easier for the installer.

Ease of Install and Service:

·Our NeoVolta NV14 is an all-in-one system. Most competitive products require multiple components and additional installation materials. This generally allows for a smaller total system footprint, providing a cleaner and more appealing look.

·Our NV14 is rated for indoor/outdoor installation (NEMA Type 3R) allowing for more installation configurations and the ability to fit more residential customer use cases with measurements of 50.5” H x 38” W x 10” D.

·Our NV14 is modular. Meaning that all its internal components can be replaced on site. Most components can be replaced in less than 30 minutes.  Inverter replacement can be accomplished in about an hour. NeoVolta’s unique design can even allow the customer to have power while any warranty work is being performed.  Most competitive products require disconnection and removal of the system that needs replacement.  The system is then sent back to the manufacturer for repair. Once fixed, the same system is returned to the customer for reinstallation.

This warranty process can take up to 6 months.  During this time, then homeowner typically does not have use of the battery and may not have working solar. This increases customer costs and places them at greater risk during a utility black out.

·System firmware updates for the inverter and the battery system can be ‘pushed’ remotely to the system, keeping the product up to date without the need for installer involvement. This capability also greatly enhances troubleshooting capabilities reducing the need for the installer to conduct a site visit, saving them limited resources.

·System Adaptability:

·Our NV14 is compatible with AC, DC and AC/DC solar systems. This is unique to NeoVolta and allows for flexibility and more widespread installation scenarios.

·No solar is required to charge the NV14 battery. Most competitive systems require solar.

·Our NV14’s storage can be increased by 9.6 KW without the need for an additional inverter, most of our competitors, require an additional inverter for increases in system storage sizing.

·Our NV14 includes our NV7600 inverter, which is one of the biggest inverters in the ESS space at 7,680 W.

Other functionality that is rare or unique in the ESS space include:

·Grid outage switch over at 0.008 seconds. This means that there is no disruption to customer power during a grid outage. Most competitors experience a 1-3 second outage, which can be a significant inconvenience especially to office/computer work.

·We exclusively use Lithium Iron Phosphate (LiFe (PO4)) chemistry in our systems. This exclusivity is rare in the industry and provides for a much safer product (no fire risk). It also prevents us from competing with the more popular Lithium-Ion battery technology in the electric vehicle supply chain.

·Both our NV14 and NV24 are only 10-inches in depth. This allows installations inside garages and outside by the utility supply points where space is limited. Some of our competitor systems are so large that they reduce garage parking and restrict movement to the street of large items like garbage cans. This is an inconvenience to their customers.

·We can also accept generators, which are a staple commodity in areas where utility power is unreliable. Generators can be installed to power the critical loads thereby preserving the battery when the grid is out. They can also be connected to power the battery system if the solar system is DC.

Our NV14 inverter can also accept 208 Volt commercial power by simply making a settings change. This feature allows small businesses to back up vital systems such as servers, alarm systems, entry and exit security features, vaults, emergency lighting, etc. Some States are beginning to require these capabilities as an emergency capability due to frequent grid outages.

IP & Product Development

We currently have one issued utility patent (US Patent No. 10,998,730) that is directed to NeoVolta’s solar power inverter system. This patent expires on November 25, 2039.  A continuing utility application was also filed directed to the ‘730 patent, which is currently pending.  Furthermore, another U.S. patent application was filed directed to supply circuitry that is implemented as part of NeoVolta’s solar power inverter system (the “supply circuitry patent application”), which is also currently pending.  A Patent Cooperation Treaty (PCT) application has also been filed claiming priority to the supply circuitry patent application, which is also pending. The PCT application affords NeoVolta the opportunity to file a foreign application in any PCT-member country by the deadline of August 12, 2023. We also intend to further broaden our product portfolio to pursue new and diverse markets. We believe investment in our operations and engineering teams in the first quarter will accelerate these improvements.

We rely on a combination of patent, trademark, copyright, trade secret, including federal, state and common law rights in the United States and other countries, nondisclosure agreements, and other measures to protect our intellectual property. We require our employees, consultants, and advisors to execute confidentiality agreements and to agree to disclose and assign to us all inventions conceived under their respective employment, consultant, or advisor agreement, using our property, or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Our business is affected by our ability to protect against misappropriation and infringement of our intellectual property, including our trademarks, service marks, patents, domain names, copyrights and other proprietary rights.

Regulatory Environment

Regulators are quickly getting involved in the ESS space. In the past two years, California regulators have implemented major requirements, including CSIP and CPUC “rapid shutdown”, and more are being planned. We have a track record of understanding, adapting, and deploying our products in this ever-changing world.

California, via the California Public Utilities Commission (CPUC), and Hawaii appear to be leading the United States when it comes to new ESS regulations. In the past 16-months, CPUC adopted Common Smart Inverter Profile (CSIP), solar rapid shutdown, and several fire standards both inside garages and outside on residential dwellings. On June 22, 2020, with significant technical development and relationship building, NeoVolta received all certifications necessary for California CSIP compliance.  On August 5, 2020, the California Energy Commission (CEC) approved NeoVolta’s CSIP application.  CEC facilitates regulatory approvals for the CPUC.

In January 2021, CPUC adopted solar “rapid shutdown” requirements, which means emergency responders needed to be able to quickly terminate all with a switch or lever within a few feet of the Main Service Panel (MSP). NeoVolta already met this challenge with outside AC solar installations, and quickly met the requirements for indoor installations and DC solar.

NeoVolta’s other certifications include:

·Institute of Electrical and Electronics Engineers (IEEE) 1547 (2003 standard)

·International Electrotechnical Commission (IEC) 62897

·Electrical Codes: National Fire Codes (NEC) 2017

·California Public Utilities Commission (CPUC) Rule 21 Interconnection

·Hawaii Electric Companies Source Requirement Document Version 1.1 (SRD-UL-1741-SA-V1.1)

·CSA Group C22.2 No. 107.1:2001 Ed. 3

·Federal Communications Commission (FCC) 15 Class B

·Multiple Underwriters Laboratories (UL) certifications including 9540a

·1699B Arc Fault Circuit Protection Type 1

·California Energy Commission (CEC) off-grid and on-grid R-F38

·California Energy Commission (CEC) on-grid R-F58

·California Energy Commission (CEC) Grid Support Utility, Utility Interactive, Energy Storage System

·San Diego Gas & Electric (SDG&E) utility

·National Electrical Manufacturers Association (NEMA) Type 3R

NeoVolta has established a track record for quickly understanding and meeting regulatory hurdles. Although regulatory changes will cause an enduring need for increases in Research and Development (R&D) and product constraints, we believe this will also raise the barrier of entry to new market entrants. We believe NeoVolta is well positioned to face new regulatory requirements due to our battery chemistry and our product being developed in California - where regulatory standards in energy are generally set. In fact, most states default their own regulations to California’s standards for energy solar systems.

Employees

As of January 1, 2022, we have five full-time employees. Our CEO manages all Company strategy, sales and R&D, our CFO manages all finance and administration. The balance of the staff manages supply chain, technical support and marketing/sales support. We also contract for hire with four outside consultants and contractors on an ongoing basis. Also, specific contracts for non-recurring R&D. Our intent is to hire up to three executive-level leaders in the first quarter to head up sales & marketing, operations and product development and build out their teams.

Facilities

Commencing January 2021, NeoVolta moved into a new dedicated headquarters and manufacturing facility in Poway, California, just north of San Diego. This state-of-the-art, energy-efficient facility has ample square footage, shipping and receiving space, and office spaces to support the company’s rapid growth by providing double the production capability and increases shipping efficiency from that of our previous facility. We believe this facility will accommodate our growth for at least three years.  The facility was secured under a sublease agreement with a major customer. Under the terms of the sublease agreement, we are required to make rental payments of $10,350 per month during the initial one-year term of the agreement. The sublease agreement is renewable upon mutual agreement of both parties for up to four additional years at a modest increase in the monthly rent, however, we are under is no obligation to renew it.

The complex features four shipping and receiving docks, two at ground level and two below grade. This setup significantly increases efficiency. The floor plan has four times the space for finished goods, which are kept separate from production and shipping areas. Exterior storage space is also available if needed.

The additional space at the facility will accommodate automation of labor-intensive tasks such as packaging and wire cutting. NeoVolta also has the option of future expansion within the site complex.

All of NeoVolta’s products are manufactured in-house at our Poway, CA facility. We manufacture our products in an efficient build-to-order model, keeping very little finished-goods inventory. We sublease and share our facility with our contract manufacturer, ConnectPV, creating a seamless transition from sub-components to finished goods that are ready for shipping in a short amount of time.

With very clear short-term understanding of product demand, we issue build orders to ConnectPV, they pull raw materials from the warehouse, assemble the final units and prepare them for shipment or pick-up. Our timeline from order to delivery is usually less than two-weeks, some of our competitors have wait times as long as six months.

The end-product is then picked up or shipped from our docks, signed off by our installer and logged into our system when installed for system monitoring.

Quality control and component tracking are key. We run multiple quality checks throughout the process and have systems to track components and end-units from Asia to San Diego to the end-user’s location. Our manufacturing partner records all component serial numbers, all torque settings, and annotates all required item numbers and functionality prior to packaging.

Legal Proceedings

We are currently not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that we believe is not ordinary routine litigation incidental to our business or otherwise material to the financial condition of our business.

Periodic Reporting and Audited Financial Statements

We are registering the securities offered by this prospectus under the Securities Exchange Act of 1934, as amended, and will have reporting obligations, including the requirement to file annual and quarterly reports with the SEC, following this offering. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by an independent registered public accounting firm.

MANAGEMENT

The following table presents information with respect to our executive officers and directors as of March 31, 2022:

Name	Age	Position
Brent Willson	57	Director, President and Chief Executive Officer
Steve Bond	47	Director and Chief Financial Officer
James F. Amos	74	Director
Susan Snow	64	Director Nominee
John Hass	51	Director Nominee

Set forth below is biographical information about each of the individuals named in the table above:

Brent Willson. Brent Willson has served as founder and a director and as our president and chief executive officer since our inception. Col Willson retired after more than 31 years of distinguished service with the United States Marine Corps, in December 2017. Col Willson rose to the rank of USMC Colonel where he was responsible for large acquisitions, security, facilities and infrastructure, and was an aviator. At the Office of the Secretary of Defense for Acquisition, Col Willson was responsible for managing the Defense Department’s $100 billion portfolio of helicopters and tilt-rotor aircraft. In January 2018, Col Willson served as a director and as president and chief executive officer of Holly Brothers Pictures, Inc., a crypto-currency company. Col Willson resigned from Holly Brothers Pictures, Inc. on November 15, 2019. Col Willson holds a BS in Business Administration, a Masters of Military Science, a Masters of National Security and Strategic Studies, and is a Level II Program Manager. Col Willson also holds all military pilots ratings and FAA multi-engine airplane/helicopter with instrument license. We believe Col Willson’s background in managing large portfolios and his educational background qualifies him to serve as a director of the Company.

Steve Bond. Steve Bond has served as a director and as our chief financial officer since May 2018. Over the last 15 years, Steve Bond has worked with over 100 companies as a consulting executive in finance, strategy and revenue growth. Mr. Bond resigned as a director and as chief financial officer of Holly Brothers Pictures, Inc., a crypto-currency company, on November 15, 2019. Mr. Bond has been active in the San Diego Rotary Club and served on the Board of Promises to Kids. Mr. Bond graduated Summa Cum Laude in Finance from San Diego State University in 2000. We believe Mr. Bond’s consulting experience and his educational background qualifies him to serve as a director of the Company.

James Amos. James Amos has served as a director since January 2021. Gen Amos was nominated by President Barack Obama in 2010, and confirmed by Congress, as the 35th Commandant of the U.S. Marine Corps, the highest-ranking officer in the Marine Corps. Upon retirement in 2014, he joined the Board of Directors of LORD Corporation, a global leader in motion and control technologies, and later served as its Chairman of the Board of Directors prior to its acquisition by Parker Hannifin in 2019. Gen Amos currently serves as a strategic advisor to the President of ST Engineering - North America, a member of the President of Huntington Ingalls Shipbuilding Strategic Advisory Panel, a member of NOVANT Health’s Board of Trustees, a member of the Board of Advisors for the Jewish Institute for National Security in America (JINSA), a member of Charlotte’s Veterans Bridge Home Advisory Board, as well as Founder of Windsock LLC. Gen Amos graduated from the University of Idaho in 1970 with a Bachelor of Science degree in finance and economics. Gen Amos previously served as Chairman of the Board of Directors of the Semper Fi Fund/America’s Fund. We believe Gen Amos’s leadership in both his military and civilian endeavors qualifies him to serve as a director of the Company.

Susan Snow. Susan Snow became a director upon the effective date of the registration statement of which this prospectus forms a part. From January 2018 to December 2021, Ms. Snow served as Senior VP, Operations at Redhorse, a consulting firm specializing in contacts and relationships with U.S. governmental agencies. Previously, from May 2009 until January 2018, Ms. Snow was a principal at Transitional Finance Partners. Ms. Snow began her professional career and earned her CPA at KPMG, where she spent four years before leaving for a Chief Financial Officer role in private industry. Since December 2021, Ms. Snow has served as director of Creative Medical Technology Holdings, Inc. We believe Ms. Snow’s financial and corporate experience and expertise qualify her to serve as one of our directors.

John Hass. John Hass became a director upon the effective date of the registration statement of which this prospectus forms a part.  Mr. Hass has served as the Chief Product Officer for Shoals Technologies Group, Inc., a Nasdaq-listed electrical Balance of Systems provider for solar, energy storage, and eMobility, since September 2021.  Prior, he was Founder and CEO of ConnectPV, Inc., from January 2015 until September 2021, providing electrical Balance of Systems products to the utility scale solar and white labelling Residential Energy Storage systems for NeoVolta.  Mr. Hass served as CEO of SolarBOS, also supporting electrical Balance of System products in the solar industry, from March 2013 through November 2014.  Mr. Hass began his professional career at TEAL Electronics in 1994 and has a Bachelor of Science in Mechanical Engineering and a Masters in Business Administration from San Diego State University.  We believe that John’s experience that spans almost three decades in power systems development, renewable energy and manufacturing qualify him to serve as one of our directors.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Director Independence

Our Board of Directors has determined that Gen Amos is considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an executive officer or employee of ours who does not have a relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have appointed additional independent directors such that our independent directors together constitute a majority of our full Board of Directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Committees

Prior to the closing of this offering, our Board of Directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will have a written charter, which will be available on our corporate website.

Audit Committee. Our audit committee will consist of three independent directors. The members of the audit committee will be Susan Snow, John Hass and James Amos. Ms. Snow will be the chairperson of the audit committee. The audit committee will consist exclusively of directors who are financially literate. In addition, Ms. Snow is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

·overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

·engaging, retaining and terminating our independent auditor and determining the terms thereof;

·assessing the qualifications, performance and independence of the independent auditor;

·evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

·reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

·reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

·producing a committee report for inclusion in applicable SEC filings;

·reviewing the adequacy and effectiveness of internal controls and procedures;

·establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

·reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our compensation committee will consist of three independent directors. The members of the compensation committee will be John Hass, Susan Snow and James Amos. Mr. Hass will be the chairperson of the compensation committee. The committee has primary responsibility for:

·reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

·reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

·once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

·approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

·reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The nominating and governance committee will consist of three independent directors. The members of the nominating and governance committee will be James Amos, Susan Snow and John Hass. Gen Amos will be the chairperson of the nominating and governance committee. The committee’s responsibilities include:

·recommending persons for election as directors by the stockholders;

·recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

·reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

·reviewing any stockholder proposals and nominations for directors;

·advising the board of directors on the appropriate structure and operations of the board and its committees;

·reviewing and recommending standing board committee assignments;

·developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

·making recommendations to the board as to determinations of director independence; and

·making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the Company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

Code of Ethics

Prior to the closing of this offering, we will adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our code of business conduct and ethics will be posted on our corporate website and is filed as an exhibit to this registration statement. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our corporate website or in filings under the Exchange Act.

Director Compensation

Prior to this offering, our only independent director was Gen Amos. During 2021 and through June 30, 2022, we did not pay any cash compensation to Gen Amos for his service on the board.

The following table sets forth the total compensation earned by Gen Amos, our sole non-employee director, during the fiscal year ended June 30, 2022 (Col Willson and Mr. Bond did not earn additional compensation during the fiscal year ended June 30, 2022 for their services on the Board, and their compensation is fully reflected in the “Summary Compensation Table” below):

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
James Amos	$0	$278,750	$278,750

(1)Represents the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the director. As of June 30, 2022, the aggregate number of shares earned under all stock awards held by Gen Amos is 75,000 shares. None of our non-employee directors held any other stock awards as of June 30, 2022.

Commencing upon the closing of this offering, Gen Amos, Ms. Snow and Mr. Hass will receive annual compensation of $65,000 to be paid quarterly with not less than 70% of such amount paid in shares of our common stock, calculated based on the share price at the end of such the prior fiscal quarter, and up to 30% paid in cash, with such final amounts to be determined by each director.

EXECUTIVE COMPENSATION

The following table shows the compensation awarded to or earned in the last two fiscal years by our chief executive officer and chief financial officer. We did not have any other employees that received more than $100,000 in compensation during fiscal 2021 or 2022.

Summary Compensation Table - 2022

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Total ($)
Brent Willson, Director	2022	153,750(1)	-	3,624,800	3,778,550
President and Chief Executive Officer	2021	150,000(1)	-	6,540,000	6,690,000

Steve Bond, Director and	2022	109,666(3)	-	653,455	763,121
Chief Financial Officer	2021	100,000(3)	-	436,000	536,000

(1)The amounts shown in the first column represents the payments made or accrued by the Company to Col Willson in the period from July 1, 2021 through June 30, 2022 and in the period from July 1, 2020 through June 30, 2021. Such payments were made to either Col Willson as an employee, or to his personal consulting company in its capacity as a contractor. See “Certain Relationships and Related Party Transactions” for additional information.

(2)Represents the full grant date fair value of the stock awards and do not necessarily correspond to the actual value that may be realized by the holder.

In December 2021, the Company awarded a total of 500,000 shares of common stock to a company which is affiliated with Col Willson for reaching the necessary milestones of such affiliated company’s June 1, 2020 contractor agreement with the Company (see “Narrative Disclosure to Summary Compensation Table” below). The Company valued the stock awards at a total amount of $3,505,000 based on the year-end 2021 public quoted price of $7.01 per share, as reported on the OTCQB Market. For the 500,000 shares awarded to Col Willson’s affiliated company, the Company immediately amortized $3,505,000 as a non-cash charge to expense as such shares were considered to have been earned by him under the Company’s milestone incentive compensation program, as of December 31, 2021. Effective April 1, 2022, we terminated such contractor agreement and entered into a new employment agreement with Col Willson, pursuant to which we issued him a restricted stock unit (“RSU”) award for up to 150,000 shares of our common stock upon achieving certain milestones.  Based upon the Company’s assessment of the probability of Col Willson ultimately achieving each milestone specified under the RSU awards, the Company has calculated the grant date value of such awards and is amortizing it as stock compensation expense over the underlying performance periods.  As of June 30, 2022, the Company has recognized stock compensation applicable to such RSU awards to Col Willson in the amount of $119,800.  Effective March 1, 2022, we also entered into a new employment agreement with Mr. Bond, pursuant to which we issued him a RSU award for up to 300,000 shares of our common stock upon achieving certain milestones.  Based upon the Company’s assessment of the probability of Mr. Bond ultimately achieving each milestone specified under the RSU awards, the Company has calculated the grant date value of such awards and is amortizing it as stock compensation expense over the underlying performance periods.  As of June 30, 2022, the Company has recognized stock compensation applicable to such RSU awards to Mr. Bond in the amount of $653,455.

In December 2020, the Company awarded a total of 1,500,000 shares of common stock to a company which is affiliated with Col Willson for reaching Milestones 1 and 2 of such affiliated company’s June 1, 2020 contractor agreement with the Company (see “Narrative Disclosure to Summary Compensation Table” below). The Company valued the stock awards at a total amount of $6,540,000 based on the year-end 2020 public quoted price of $4.36 per share, as reported on the OTCQB Market. For the 1,500,000 shares awarded to Col Willson’s affiliated company, the Company immediately amortized $6,540,000 as a non-cash charge to expense as such shares were considered to have been earned by him under the Company’s milestone incentive compensation program, as of December 31, 2020.  Similarly, the Company awarded a total of 100,000 shares of common stock to Steve Bond for reaching the two milestones, with respect to the fiscal year ended June 30, 2020, under his June 1, 2020 contractor agreement with the Company, as of December 2020. For the 100,000 shares awarded to Mr. Bond, the Company valued the stock awards at a total amount of $436,000 based on the same quoted price of $4.36 per share and immediately amortized $436,000 as a non-cash charge to expense. For a description of these stock awards, see Note 4 to the Company’s financial statements

(3)The amounts shown in the first column represents the payments made or accrued by the Company to Mr. Bond in the period from July 1, 2021 through June 30, 2022 and in the period from July 1, 2020 through June 30, 2021. Such payments were made to Mr. Bond in his capacity as an employee since March 1, 2022, and as a contractor prior thereto.

Outstanding Equity Awards

The following table sets forth certain information concerning our outstanding equity awards for our named executive officers on June 30, 2022.

Outstanding Equity Awards at Fiscal Year-End - 2022

Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Brent Willson	--	--	150,000	576,000
Steve Bond	--	--	300,000	1,152,000

Narrative Disclosure to Summary Compensation Table

We have entered into a new employment agreement with Colonel Brent Willson, which will become effective April 1, 2022, pursuant to which Col Willson agreed to continue to serve as our Chief Executive Officer and President. The initial term of the employment agreement will be one year and will be automatically renewable for additional one-year terms unless either party chooses not to renew the agreement. The agreement provides for an initial annual salary of $165,000. Pursuant to the agreement, we issued Col Willson a restricted stock unit award for up to 150,000 shares of our common stock upon achieving the following milestones (which achievements shall be determined by the Board): (i) Milestone 1 - Successfully complete this offering in 2022 and continue his employment with our company until January 1, 2023: 50,000 shares; and (ii) Milestone 2 - Produce 2,000 ESSs in 2022 and continue his employment with our company until January 1, 2023: 100,000 shares. Any shares of common stock issued pursuant to the foregoing restricted stock unit award shall be subject to a further lock-up arrangement restricting the sale of such shares of common stock to 25% of the total shares issued on the three, six, nine and twelve month anniversary of issuance. If Col Willson’s employment is terminated at our election without “cause” (as defined in the agreement), Col Willson shall be entitled to receive severance payments equal to three months of Col Willson’s base salary. Col Willson will agree not to compete with us until twelve months after the termination of his employment.

Effective June 1, 2020, we entered into a second amended and restated independent contractor agreement with Canmore International, Inc., which is affiliated with Col Willson. The agreement provides for a term of two years, which we may extend for additional one-year terms. This agreement will terminate on March 31, 2022. Pursuant to the agreement, we agreed to pay Canmore cash fees of $4,167 per month. In addition, pursuant to the original agreement, Canmore International, Inc is entitled to receive up to 2,250,000 shares of common stock upon achieving the following milestones (which achievement shall be determined by the Board): (i) Milestone 1 - design, engineer and submit for certification two-battery augmentation system (NV24) to the NV14 ESS: 750,000 shares; (ii) Milestone 2 - Sell a minimum of 300 NV14s in 2020: 750,000 shares; (iii) Milestone 3 - obtain a distributor agreement with distributor who purchases a minimum of 500 NV14s through 2021: 750,000 shares. As indicated in footnote (2) to the Summary Compensation Table above, Canmore successfully reached Milestones 1 and 2 as of December 2020, therefore, the Company awarded Canmore a total of 1,500,000 shares of common stock. Canmore partially achieved Milestone 3, as of December 2021 such that 500,000 shares (two-thirds of possible 750,000 shares) were awarded to Canmore for service in 2021 under this agreement.

In February 2022, we entered into a new employment agreement with Steve Bond pursuant to which Mr. Bond agreed to continue to serve as our Chief Financial Officer, effective March 1, 2022. The initial term of the employment agreement is one year and will be automatically renewable for additional one-year terms unless either party chooses not to renew the agreement. The agreement provides for an initial annual salary of $125,000. Pursuant to the agreement, we issued Mr. Bond a restricted stock unit award for up to 300,000 shares of our common stock upon achieving the following milestones (which achievements shall be determined by the Board): (i) Milestone 1 - Successfully complete this offering in 2022 and continue his employment with our company until January 1, 2023: 250,000 shares; and (ii) Milestone 2 - successfully complete and file the Company’s Form 10-K for the year ended June 30, 2023 no later than September 29, 2023 and continue his employment with our company until January 1, 2024: 50,000 shares. If Mr. Bond’s employment is terminated at our election without “cause” (as defined in the agreement), Mr. Bond shall be entitled to receive severance payments equal to three months of Mr. Bond’s base salary. Mr. Bond will agree not to compete with us until twelve months after the termination of his employment.

Effective October 4, 2021, we entered into an amended and restated independent contractor agreement with Steve Bond. Pursuant to the agreement, we agreed to pay Mr. Bond cash fees of $9,000 per month. This agreement was terminated upon execution of the employment agreement described above. Pursuant to the amended and restated independent contractor agreement, Mr. Bond was entitled to receive 100,000 shares each fiscal year as follows (for which achievement shall be determined by the Board): (i) 50,000 shares of common stock if all monthly financials are completed and filed on time; and (ii) 50,000 shares of common stock if the annual audits are completed on time. As indicated in footnote (2) to the Summary Compensation Table above, Mr. Bond successfully reached the two milestones with respect to the fiscal year ended June 30, 2020 as of December 2020, therefore, the Company awarded Mr. Bond a total of 100,000 shares of common stock. In connection with the termination of the amended and restated independent contractor agreement discussed above, Mr. Bond agreed that he was not entitled to any further compensation pursuant to the amended and restated independent contractor agreement for 2021.

2019 Stock Plan

In February 2019, we adopted the NeoVolta, Inc. 2019 Stock Plan (the “2019 Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. To date, no awards have been granted under the 2019 Plan. The purpose of the Plan is to recognize contributions made to our Company by key employees and non-employee directors and to provide them with additional incentive to achieve the objectives of our Company. The following is a summary of the Plan.

Administration. The 2019 Plan is administered by our board of directors or, once established, the compensation committee of the board of directors (we refer to the body administering the 2019 Plan as the “Committee”). The Committee has full authority to select the individuals who will receive awards under the 2019 Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Limit on Non-Employee Director Compensation. Under the 2019 Plan, the following limits apply to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted under the 2019 Plan and cash fees paid to such non-employee director, will not exceed $300,000 in total value. For purposes of these limitations, the value of awards is calculated based on the grant date fair value of such awards for financial reporting purposes.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under the 2019 Plan is 2,500,000. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the 2019 Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the 2018 Plan. The number of shares of common stock issuable under the 2019 Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the 2019 Plan. No award granted under the 2019 Plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees for purposes of the 2019 Plan, all non-employee directors and consultants are eligible to receive awards under the 2019 Plan. As of January 1, 2019, two employees and directors were eligible to participate in the 2019 Plan.

Awards to Participants. The 2019 Plan provides for discretionary awards of stock options, stock awards, stock unit awards and stock appreciation rights to participants. Each award made under the 2019 Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the 2019 Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date the 2019 Plan was adopted.

Stock Appreciation Rights. The Committee has the discretion to grant stock appreciation rights to participants. The Committee determines the exercise price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant in common stock or in cash, at our discretion, an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. The Committee has the discretion to set the terms and conditions applicable to the award, including the number of shares subject to the stock appreciation right and the vesting schedule, provided that each stock appreciation right will expire not more than ten years from the date of grant and no dividends or dividend equivalents shall be paid with respect to any stock appreciation right prior to the exercise of the stock appreciation right.

Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any stock award subject to restrictions will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse.

Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that such dividend equivalents will be held by us and paid only to the extent the restrictions lapse.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the 2019 Plan or any award agreement, in the event of a “Change in Control” of the company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Amendment of Award Agreements; Amendment and Termination of the 2019 Plan; Term of the 2019 Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the 2019 Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the 2019 Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or stock appreciation right or cancelling a stock option or stock appreciation right in exchange for cash, other stock options or stock appreciation rights with a lower exercise price or other stock awards. (This prohibition on repricing without stockholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)

No awards may be granted under the 2019 Plan on or after the tenth anniversary of the initial effective date of the 2019 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

·each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

·each of our named executive officers, directors and director nominees; and

·all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the date of this prospectus are counted as outstanding, although such shares are not counted as outstanding for computing the percentage ownership of any other person. The percentage of shares beneficially owned before the offering is computed on the basis of 21,977,251 shares of our common stock outstanding immediately prior to the date of this prospectus. The percentage of shares beneficially owned after the offering assumes the representative does not exercise the option to purchase additional shares to cover over-allotments. Unless otherwise indicated, the address of each person listed below is c/o NeoVolta, Inc., 13651 Danielson Street, Suite A, Poway, California 92064.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned Prior to Offering	Percent of Common Stock Beneficially Owned After to Offering(2)
Executive officers and directors:
Brent Willson	4,000,000(1)	18.2%	12.3%
Steve Bond	500,000	2.3%	1.5%
James F. Amos	50,000	*	*
Susan Snow	--
John Hass	--
All Executive Officers and Directors as a group (5 persons)	4,550,000	20.7%	13.9%

*Less than 1%.

(1)Includes shares held by Canmore International, Inc., an entity affiliated with Col Willson.

(2)Based on 32,624,118 shares to be outstanding following this offering, which includes (i) 9,404,867 shares of common stock issuable upon the exchange of our 2018 convertible notes into shares of common stock and (ii) 267,000 shares of common stock issuable upon conversion of our October 2021 convertible notes, at a conversion price of $4.00 per share, each of which shall occur upon the closing of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective June 1, 2020, we entered into a second amended and restated independent contractor agreement with Canmore International, Inc., which is affiliated with Col Willson. The agreement provides for a term of two years, which we may extend for additional one-year terms. This agreement will terminate on March 31, 2022. Pursuant to the agreement, we agreed to pay Canmore cash fees of $4,167 per month. In addition, pursuant to the original agreement, Canmore International, Inc is entitled to receive up to 2,250,000 shares of common stock upon achieving the following milestones (which achievement shall be determined by the Board): (i) Milestone 1 - design, engineer and submit for certification two-battery augmentation system (NV24) to the NV14 ESS: 750,000 shares; (ii) Milestone 2 - Sell a minimum of 300 NV14s in 2020: 750,000 shares; (iii) Milestone 3 - obtain a distributor agreement with distributor who purchases a minimum of 500 NV14s through 2021: 750,000 shares. As indicated in footnote (2) to the Summary Compensation Table above, Canmore successfully reached Milestones 1 and 2 as of December 2020, therefore, the Company awarded Canmore a total of 1,500,000 shares of common stock in connection with reaching these milestones. Canmore partially achieved Milestone 3 as of December 2021 such that 500,000 shares (two-thirds of possible 750,000 shares) were awarded to Canmore for service in 2021 under this agreement.

Effective October 4, 2021, we entered into an amended and restated independent contractor agreement with Steve Bond. Pursuant to the agreement, we agreed to pay Mr. Bond cash fees of $9,000 per month. We intend to terminate this agreement upon execution of the employment agreement described above. Pursuant to the amended and restated independent contractor agreement, Mr. Bond was entitled to receive 100,000 shares each fiscal year as follows (for which achievement shall be determined by the Board): (i) 50,000 shares of common stock if all monthly financials are completed and filed on time; and (ii) 50,000 shares of common stock if the annual audits are completed on time. As indicated in footnote (2) to the Summary Compensation Table above, Mr. Bond successfully reached the two milestones with respect to the fiscal year ended June 30, 2020 as of December 2020, therefore, the Company awarded Mr. Bond a total of 100,000 shares of common stock. In connection with the termination of the amended and restated independent contractor agreement discussed above in “Executive Compensation - Narrative Disclosure to Summary Compensation Table,” Mr. Bond agreed that he was not entitled to any further compensation pursuant to the amended and restated independent contractor agreement for 2021.

Policies and Procedures for Related Party Transactions

As the Board standing committees will be constituted at the time of the effectiveness of this registration statement, the Board at large is currently responsible for reviewing and approving in advance any related party transaction. This covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or will be a participant to, where the amount involved exceeds the lesser $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our articles of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Units Offered Hereby

We are offering 975,000 Units at an offering price of $4.00 per Unit. Each Unit consists of (a) one share of our common stock, and (b) one Warrant to purchase one share of our common stock at an exercise price equal to $4.00 share, exercisable until the fifth anniversary of the issuance date. The shares of our common stock and the Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Warrants Offered in the Units in this Offering

Overview. The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us the Warrant Agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Warrant. The Warrants issued in this offering entitle the registered holder to purchase one share of our common stock at a price equal to $4.00 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering. As described below, the Warrants are listed on Nasdaq under the symbol “NEOVW.”

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Warrants is $4.00 per share of common stock. The warrants will be immediately exercisable and may be exercised at any time up to the date that is five years after their original issuance. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the issuance of the warrants, a holder of the warrants exercises the warrants and a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the warrants to the holders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned at the option of the holder without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Underwriter’s Warrants.

The registration statement of which this prospectus is a part also registers for sale the Underwriter’s Warrants, as a portion of the underwriting compensation in connection with this offering. Please see “Underwriting-Underwriter’s Warrants” for a description of the warrants we have agreed to issue to the underwriter in this offering, subject to the completion of the offering.

Indemnification of Directors and Officers

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our charter provides that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Our bylaws provide that a director or officer of the Company shall have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.3900 of the NRS as it may from time to time be amended or any successor provision thereto.

Listing

Our common stock and Warrants are listed on Nasdaq under the symbols “NEOV” and “NEOVW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company. Continental Stock Transfer and Trust Company will also be the warrant agent in connection with the warrants to be issued in this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material United States federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or that a court will not sustain, a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

·certain United States expatriates and former citizens or long-term residents of the United States;

·persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

·banks, insurance companies, and other financial institutions;

·brokers, dealers or certain traders in securities;

·“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

·partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

·tax-exempt organizations or governmental organizations;

·persons deemed to sell our common stock under the constructive sale provisions of the Code;

·persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

·tax-qualified retirement plans;

·“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

·persons who own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below); and

·persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other entities treated as partnerships for United States federal income tax purposes) holding our common stock and the partners in such partnerships (or other entities treated as partnerships for United States federal income tax purposes) should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for United States federal income tax purposes.

A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

·an individual who is a citizen or resident of the United States;

·a corporation, or an entity treated as a corporation, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for United States federal income tax purposes;

·an estate, the income of which is subject to United States federal income tax regardless of its source; or

·a trust that (1) is subject to the primary supervision of a United States court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in our common stock owned by such Non-U.S. Holder, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “-Sales or Other Taxable Dispositions of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a Non-U.S. Holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder timely furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate of United States withholding tax, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S.

Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must timely furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sales or Other Taxable Dispositions of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

·the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

·the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

·our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain United States source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-United States real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition thereof or the Non-U.S. Holder’s holding period.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING ANY POTENTIALLY APPLICABLE INCOME TAX TREATIES THAT MAY PROVIDE FOR DIFFERENT RULES.

Information Reporting and Backup Withholding

Payments of distributions on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United

States person and the Non-U.S. Holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our common stock within the United States, or conducted through certain United States-related brokers, generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-United States office of a non-United States broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on distributions on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of distributions on our common stock.  While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of such gross proceeds. In its preamble to these proposed Treasury Regulations, the U.S. Treasury Department stated that taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK.

UNDERWRITING

Maxim Group LLC is acting as the sole book-running manager of the offering (the “Representative”). We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us, at the public offering price per Unit less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriter	Number of Units
Maxim Group LLC	975,000

Total	975,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriting agreement also provides that if an underwriter defaults, the offering may be terminated. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the Units being offered to the public, other than those covered by the over-allotment option described below, if any of these Units are purchased.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an (i) additional 146,250 shares of common stock at a price of $3.69 per share and/or (ii) additional warrants to purchase 146,250 shares of common stock at a price of $0.01  per warrant, in each case, less the underwriting discounts and commissions set forth on the cover of this prospectus in any combination thereof to cover over-allotments, if any. To the extent that the Representative exercises this option, it will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock and/or warrants as the number of Units to be purchased by it in the above table bears to the total number of Units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock and/or warrants to the Representative to the extent the option is exercised. If any additional shares of common stock and/or warrants are purchased, the underwriters will offer the additional shares of common stock and/or warrants on the same terms as those on which the other Units are being offered hereunder.

Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Unit	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price	$4.00	$3,900,000	$4,485,000
Underwriting discount (7.5%)	$0.30	$292,500	$336,375
Proceeds, before expenses, to us	$3.70	$3,607,500	$4,148,625

The underwriters proposes to offer the Units offered by us to the public at the public offering price per Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of $0.15 per Unit. After the initial offering, the public offering price and concession to dealers may be changed.

We have agreed to reimburse the underwriters for reasonable out-of-pocket expenses related to the offering not to exceed $125,000 in the aggregate, including an advance of $50,000 paid to the Representative for its anticipated out-of-pocket expenses in connection with this offering. Any portion of the $50,000 expense advance will be returned to us to the extent that offering expenses are not actually incurred by the underwriters in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A). We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount and corporate finance fee, will be approximately $292,500.

Discretionary Accounts

The underwriters do not intend to confirm sales of the Units offered hereby to any accounts over which it has discretionary authority.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Lock-Up Agreements

We and our directors, officers and certain shareholders have agreed with the underwriter, for a period of 180 days after the closing of this offering, not to offer for sale, issue, sell, contract to sell, pledge grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriters, subject to certain exceptions. Holders of a total of 13,907,867 shares of our issued and outstanding common stock are subject to such lockup. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Pricing of this Offering

Prior to this offering, there has not been an active market for our common stock and there has been no public market for our Warrants. The public offering price for our Units was determined through negotiations between us and the underwriters. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our Units will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Underwriter’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) warrants to purchase up to a total of 58,500 shares of common stock (6.0% of the shares of common stock included in the Units). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the effective date of the registration statement of which this prospectus is a part, and expiring five years from the commencement of sales of the offering, which period is in compliance with FINRA Rule 5110(e). The warrants are exercisable at a per share price equal to $4.40 per share, or 110% of the public offering price per unit in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the commencement of sales of the offering. In addition, the warrants provide for certain demand and piggyback registration rights. The registration rights provided will not be greater than five years from the commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8). We will bear all fees and expenses attendant to one demand and unlimited piggyback registration of the securities issuable on exercise of the Underwriter’s warrants. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal and Certain Post-Offering Investments

Subject to the closing of this offering and certain conditions set forth in the underwriting agreement, for a period of 18 months after the commencement of sales of the offering, the Representative shall have a right of first refusal to act as sole underwriter and sole book-running manager and/or sole placement agent for any and all future public or private equity, equity-linked, convertible or debt (excluding commercial bank debt) offerings undertaken during such period by us, or any of our successors or subsidiaries, on terms customary to each of the underwriter. The Representative, in conjunction with us, shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. In addition, we have agreed that in the event any investor previously introduced to us by the Representative in this Offering subsequently provides capital to us in any public or private financing during the twelve (12) month period following the closing of this Offering, we will pay the underwriters a cash fee of 7.5% of the gross proceeds on any such investments.

Trading; Nasdaq Capital Market Listing

Our common stock and Warrants are listed on Nasdaq under the symbols “NEOV” and “NEOVW,” respectively.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

·Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

·Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option and/or purchasing securities in the open market.

·Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sells more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

·Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock and warrants may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock and warrants. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ website and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering and other than as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by ArentFox Schiff LLP, Washington, DC, and Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements of NeoVolta, Inc. as of June 30, 2021 and 2020, have been included herein in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Units offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov.

We file reports pursuant to Rule 257 of the Securities Act with the SEC. These reports are available on the website of the SEC referred to above. We maintain a website at www.neovolta.com. Upon the completion of this offering you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements as of March 31, 2022 and for the three and nine months ended March 31, 2022 and 2021 (unaudited).

Audited Financial Statements as of June 30, 2021 and 2020 and for the years ended June 30, 2021 and 2020

NEOVOLTA, INC.

Balance Sheets

	March 31, 2022	June 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$785,989	$425,681
Accounts receivable	1,361,365	1,128,444
Inventory	1,677,621	1,662,140
Prepaid insurance and other current assets	165,012	45,926
Total current assets	3,989,987	3,262,191

Total assets	$3,989,987	$3,262,191

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,167	$53,510
Accrued interest payable	35,256	3,918
Other accrued liabilities	30,993	36,821
Convertible notes payable	1,068,000	-
Total current liabilities	1,138,416	94,249

Convertible notes payable (net of unamortized discount of $-0- and $41,307 as of March 31, 2022 & June 30, 2021, respectively)	53,716	19,308
Total liabilities	1,192,132	113,557

Commitments and contingencies (Note 5)

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized,21,977,251 and 19,640,888 shares issued and outstanding	21,978	19,641
Additional paid-in capital	17,448,202	13,169,363
Accumulated deficit	(14,672,325)	(10,040,370)
Total stockholders’ equity	2,797,855	3,148,634

Total liabilities and stockholders’ equity	$3,989,987	$3,262,191

See Accompanying Notes to Unaudited Financial Statements.

NEOVOLTA, INC.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2022	2021

Revenues from contracts with customers	$932,903	$1,317,701
Cost of goods sold	810,563	1,138,779
Gross profit	122,340	178,922

Operating expenses:
General and administrative	620,214	220,653
Research and development	-	25,652
Total operating expenses	620,214	246,305

Loss from operations	(497,874)	(67,383)

Other income (expense):
Interest expense	(21,829)	(5,445)
Gain on forgiveness of debt	-	29,600
Total other income (expense)	(21,829)	24,155

Net loss	$(519,703)	$(43,228)

Weighted average shares outstanding - basic and diluted	20,287,634	18,669,021

Net loss per share - basic and diluted	$(0.03)	$(0.00)

See Accompanying Notes to Unaudited Financial Statements.

NEOVOLTA, INC.

Statements of Operations

(Unaudited)

	Nine Months Ended March 31,
	2022	2021

Revenues from contracts with customers	$3,567,634	$3,863,623
Cost of goods sold	3,033,263	3,348,753
Gross profit	534,371	514,870

Operating expenses:
General and administrative	5,114,267	7,679,251
Research and development	66,503	42,801
Total operating expenses	5,180,770	7,722,052

Loss from operations	(4,646,399)	(7,207,182)

Other income (expense):
Interest expense	(31,365)	(17,870)
Gain on forgiveness of debt	-	29,600
Total other income (expense)	(31,365)	11,730

Net loss	$(4,677,764)	$(7,195,452)

Weighted average shares outstanding - basic and diluted	20,082,627	17,307,604

Net loss per share - basic and diluted	$(0.23)	$(0.42)

See Accompanying Notes to Unaudited Financial Statements.

NEOVOLTA, INC.

Statements of Stockholders’ Equity

Nine Months Ended March 31, 2022 and 2021

(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount

Balance at June 30, 2021	19,640,888	$19,641	$13,169,363	$(10,040,370)	$3,148,634

Issuance of common stock for conversion of debt and accrued interest	1,098,630	1,099	5,823	-	6,922

Stock compensation expense	1,237,733	1,238	4,360,132	-	4,361,370

Adjustment for change in accounting principle	-	-	(87,116)	45,809	(41,307)

Net loss	-	-	-	(4,677,764)	(4,677,764)

Balance at March 31, 2022	21,977,251	$21,978	$17,448,202	$(14,672,325)	$2,797,855

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount

Balance at June 30, 2020	14,421,528	$14,422	$5,714,482	$(2,394,498)	$3,334,406

Issuance of common stock for conversion of debt and accrued interest	3,604,830	3,605	19,106	-	22,711

Stock compensation expense	1,614,530	1,614	7,112,737	-	7,114,351

Net loss	-	-	-	(7,195,452)	(7,195,452)

Balance at March 31, 2021	19,640,888	$19,641	$12,846,325	$(9,589,950)	$3,276,016

See Accompanying Notes to Unaudited Financial Statements.

NEOVOLTA, INC.

Statements of Cash Flows

(Unaudited)

	Nine Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(4,677,764)	$(7,195,452)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Stock compensation expense	4,361,370	7,114,351
Amortization of debt discount	-	16,335
Gain on forgiveness of debt	-	(29,600)
Changes in current assets and liabilities
Accounts receivable	(232,921)	(1,204,012)
Inventory	(15,481)	502,038
Prepaid insurance and other current assets	(119,086)	134,055
Accounts payable	(49,343)	183,357
Accrued expenses	25,533	9,608
Other changes, net	-	-
Net cash flows used in operating activities	(707,692)	(469,320)

Cash flows from financing activities:
Proceeds from convertible notes payable	1,068,000	-
Net cash flows provided by financing activities	1,068,000	-

Net increase (decrease) in cash and cash equivalents	360,308	(469,320)

Cash and cash equivalents at beginning of period	425,681	1,309,304

Cash and cash equivalents at end of period	$785,989	$839,984

Supplemental disclosures of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-

Supplemental non-cash financing activities
Conversion of convertible debt and accrued interest into common stock	$6,922	$22,711
Adjustment of debt discount related to adoption of new accounting principle	87,116	-

See Accompanying Notes to Unaudited Financial Statements.

NEOVOLTA, INC.

Notes to Unaudited Financial Statements

March 31, 2022

(1)  Business and Summary of Significant Accounting Policies

Description of Business - NeoVolta, Inc. (“we”, “our” or the "Company") is a Nevada corporation, which was formed on March 5, 2018.  The Company is a designer, seller and manufacturer of Energy Storage Systems (ESS) which can store and use energy via batteries and an inverter at residential sites.  The Company completed a public offering of shares of its common stock pursuant to Regulation A on May 9, 2019 (see Note 4), and began assembling and selling its proprietary ESS units through wholesale customers, primarily in California, in the fiscal year ended June 30, 2020.

Basis of Presentation - The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end is June 30.  Accordingly, such interim financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete annual financial statements. The information furnished reflects all adjustments, consisting only of normal recurring items which are, in the opinion of management, necessary in order to make the financial statements not misleading.  The balance sheet as of June 30, 2021 has been derived from the Company’s June 30, 2021 financial statements that were audited by an independent registered public accounting firm but does not include all of the information and footnotes required for complete annual financial statements. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. The unaudited financial statements included in this report should be read in conjunction with the financial statements and the notes thereto included in the Form 1-K annual report for the year ended June 30, 2021, filed by the Company with the SEC on October 4, 2021.

Cash and Cash Equivalents - The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents.  Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000.  The amount in excess of the FDIC insurance at March 31, 2022 was $535,989.

Inventory - Inventory consists of batteries and inverters purchased from Asian suppliers and delivered to a location near the Company’s offices, for assembly into ESS units.  Inventory is stated at the lower of cost or net realizable value, cost being determined using the first-in, first out (FIFO) method.  Inventory of raw materials and work in process amounted to $1,677,621 and $1,662,140, as of March 31, 2022 and June 30, 2021, respectively.

Revenue Recognition - The Company recognizes revenue in accordance with Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which was adopted on July 1, 2019 using the modified retrospective method, with no impact to the Company’s comparative financial statements. Revenues are recognized when control of the promised goods is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. Revenue is recognized based on the following five step model:

·Identification of the contact with a customer

·Identification of the performance obligations in the contract

·Determination of the transaction price

·Allocation of the transaction price to the performance obligations in the contract

·Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company generates revenues from contracts with customers, consisting of a relatively small number of wholesale dealers and installers, primarily in California.  Two such dealers represented approximately 22% and 16% of the Company’s revenues in the nine months ended March 31, 2022, however, no other dealers accounted for more than 10% of the revenues in such period. Those two dealers also represented an aggregate of approximately 43% of the Company’s accounts receivable as of March 31, 2022.  In the nine months ended March 31, 2021, two dealers represented approximately 22% and 16% of the Company’s revenues.  Those two dealers plus another dealer represented an aggregate of 59% of the Company’s accounts receivable as of March 31, 2021.  Under its present contracts with customers, the Company’s sole performance obligation is the delivery of products to the customer.

Since all of the Company’s revenue is currently generated from the sales of similar products, no further disaggregation of revenue information for the nine-month periods ended March 31, 2022 and 2021 is provided.

Allowance for Doubtful Accounts - The Company recognizes an allowance for doubtful accounts whenever a loss is expected to be incurred in the realization of a customer’s account.  As of March 31, 2022, no allowance for doubtful accounts has been recorded.

Income Taxes - The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (“ASC”) 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates.

Stock Compensation Expense - Employee and non-employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Loss Per Common Share - Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.  As of March 31, 2022, the Company had outstanding common stock equivalents of 9,404,867 shares related to convertible notes, including accrued interest, issued in May 2018, and 267,000 shares related to convertible notes issued in October 2021 (see Note 3).

Research and Development Costs - Research and development costs are expensed as incurred.

Use of Estimates - Management has made a number of estimates and assumptions in preparing these financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ from those estimates.  As a result of the continued spread of the COVID-19 coronavirus since early 2020, economic uncertainties have arisen which could impact business operations, supply chains, energy demand, and commodity prices that are beyond our control.  Overall, we have not experienced a material adverse impact to our economic performance or ability to continue our business operations as a result of COVID-19.  We continue to monitor COVID-19, but do not believe it will have a material unfavorable impact to our future financial performance at this time.

Related Parties - The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if  one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that it might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements - From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, (“FASB”), or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption. The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Effective as of July 1, 2021, the Company early adopted the provisions of ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity).  As a result of the adoption of this new accounting principle, using the modified retrospective method, the Company no longer recognized a beneficial conversion feature associated with the issuance of any convertible debt.  Accordingly, the Company adjusted the beneficial conversion feature associated with the convertible notes issued in 2018 as of July 1, 2021 by reversing the previously recorded cumulative amortization expense of $45,809 and the remaining unamortized balance of the debt discount of $41,307, with an offsetting adjustment to reduce additional paid-in capital, in the amount of $87,116 (see Note 3)..

(2)  Going Concern

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations.  As of March 31, 2022, the Company has incurred an accumulated deficit of $14,672,325, and had not yet generated a positive level of operating cash flow. These circumstances raise substantial doubt about its ability to continue as a going concern.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, third-party funding, collaborations, strategic alliances and licensing arrangements or a combination thereof. Management cannot be certain that such events can be achieved.

(3)  Notes Payable

On various dates beginning in May 2018, the Company entered into six unsecured convertible notes payable for aggregate proceeds of $104,688.  Each note bears interest at 12% per annum and both principal and accrued interest are due at maturity five years from the date of issuance. These notes are convertible at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price of $0.0063 per share.  The Company performed an analysis to determine whether there was a beneficial conversion feature and noted none.  The notes are structured to be converted into shares of the Company’s common stock at the conversion price, subject to a shareholder limitation of 4.99% of the Company’s outstanding common stock.  This conversion feature resulted in the full repayment of the notes payable owed to two such note holders in conjunction with the closing of an IPO in May 2019 and left the four remaining note holders with a total outstanding principal balance of $87,116 (see Note 4).

Effective May 19, 2019, the remaining holders of the convertible notes payable agreed to prospectively amend the terms of the outstanding balance of their notes to reduce the interest rate from 12% per annum to 3.99% per annum and to change the interest accrual method from a compound to a simple basis.  Due to this amendment, the Company was required to perform an updated debt modification analysis under ASC 470 and determined that the amendment qualified as an extinguishment of debt and therefore a beneficial conversion feature was required to be evaluated as of the date of the modification. Since the fair value of the Company’s common stock at the time of the amendment was sufficiently higher than the conversion price, it was determined that a beneficial conversion feature in the amount of $87,116 existed as of that date.  Accordingly, the Company recorded a debt discount, offset by a credit to additional paid-in capital, in the amount of $87,116 as of May 19, 2019, and began amortizing the debt discount to interest expense over the remaining term of the notes.  As of July 1, 2021, the Company adopted a new accounting standard for convertible debt by reversing the previously recorded cumulative amortization expense of $45,809 and the remaining unamortized balance of the debt discount of $41,307, with an offsetting adjustment to reduce additional paid-in capital, in the amount of $87,116 (see Note 1).

In the years ended June 30, 2021 and 2020, holders of certain convertible notes payable reached agreements to sell portions of their notes in the aggregate amounts of $22,711 and $17,010, consisting of principal in the amounts of $16,652 and $9,849 and accrued interest in the amounts of $6,059 and $7,161, respectively, to various third party investors. Based upon the stated conversion price of $0.0063 per share, these investors elected to convert or exchange such purchased convertible notes payable into a total of 3,604,830 and 2,700,000 shares of common stock for the years ended June 30, 2021 and 2020, respectively (see Note 4).

In the nine months ended March 31, 2022, the holders of additional convertible notes payable having total principal and accrued interest balances in the aggregate amount of $6,922 elected to convert their notes.  Based upon the stated conversion price of $0.0063 per share, these holders converted their notes payable into a total of 1,098,630 shares of common stock (see Note 4).

On October 18, 2021, the Company completed a new convertible debt offering with a group of accredited investors via the issuance of notes in the total amount of $1,068,000.  The unsecured notes bear interest at the rate of 6% per annum and are due one year from the date of issuance.  In the event, however, of a qualified public offering of the Company’s common stock pursuant to which the Company’s common stock becomes listed for trading on a national securities exchange, the principal amount of the notes and any accrued interest will be automatically converted into shares of the Company’s common stock at a conversion price of $4.00 of principal per share.

As of March 31, 2022, the future maturities of all notes payable, after considering the partial sales of the 2018 convertible notes referenced above, are as follows:

Year ending December 31, 2022	$1,068,000
Year ended December 31, 2023	53,716
$1,121,716

As a result of the economic impact of the coronavirus pandemic in early 2020, the Company applied for and received a loan under the U.S. government sponsored Paycheck Protection Program (“PPP”) in May 2020 in the amount of $29,600.  Under the terms of the PPP loan, the Company was allowed to apply to have the PPP loan forgiven provided that it met certain documentation requirements. The Company made such an application in late 2020 and the loan was subsequently forgiven in full, effective February 26, 2021.  Accordingly, the Company recognized a gain on the forgiveness of debt for the year ended June 30, 2021 in the amount of $29,600.

(4)  Equity

Common Stock - In March 2018, the Company issued 100,000 shares of its common stock to its chief executive officer in exchange for his founding capital contribution in the amount of $500, which equates to a price of $0.005 per share.

In July 2018, the Company completed a private placement offering of shares of its common stock to a group of accredited investors. This offering was for a total of 1,500,000 shares at an offering price of $0.50 per share resulting in gross proceeds to the Company of $750,000.  In December 2018, the Company completed a second private placement offering of shares of common stock to a group of accredited investors. This offering was for a total of 1,000,003 shares at an offering price of $0.75 per share resulting in gross proceeds to the Company of $750,000.

On May 9, 2019, the Company completed a public offering of shares of its common stock pursuant to Regulation A. This offering was for a total of 3,500,000 shares at an offering price of $1.00 per share resulting in gross proceeds to the Company of $3,500,000 (the net proceeds were $3,399,115).  In conjunction with the closing of the public offering, holders of the Company’s convertible notes payable in the principal amount of $17,572, plus an additional accrued interest amount of $2,094, automatically converted their notes into 3,121,525 shares of common stock, taking into consideration the shareholder ownership limitations under the terms of the convertible notes payable (see Note 3).

In the years ended June 30, 2021 and 2020, holders of certain convertible notes payable reached agreements to sell portions of their notes in the aggregate amounts of $22,711 and $17,010, consisting of principal in the amounts of $16,652 and $9,849 and accrued interest in the amounts of $6,059 and $7,161, respectively, to various third party investors. Based upon the stated conversion price of $0.0063 per share, these investors elected to convert or exchange such purchased convertible notes payable into a total of 3,604,830 and 2,700,000 shares of common stock for the years ended June 30, 2021 and 2020, respectively (see Note 3).

In the nine months ended March 31, 2022, the holders of additional convertible notes payable having total principal and accrued interest balances in the aggregate amount of $6,922 elected to convert their notes.  Based upon the stated conversion price of $0.0063 per share, these holders converted their notes payable into a total of 1,098,630 shares of common stock (see Note 3).

Stock Compensation Expense - In June 2018, the Company awarded a total of 2,100,000 shares of common stock to two executive officers and a consultant.  The Company valued the stock awards at a total amount of $13,200, based on the $0.0063 per share conversion price of the convertible notes payable (see Note 3).  Per the original vesting milestones, $525 of the value was initially amortized to stock compensation expense as of June 30, 2018.  Effective December 31, 2018, the Company’s Board of Directors determined that the originally intended milestones associated with the awarding of these shares had been fully satisfied. Accordingly, the Company issued those shares to the recipients as of December 31, 2018.  In conjunction with that issuance, the Company recorded the remaining unamortized cost of such awards as stock compensation expense in the amount $12,675 as of December 31, 2018.

In December 2018, the Company also issued 100,000 shares of common stock to an attorney for legal services.  The Company recorded a charge to stock compensation expense for these shares in the amount $75,000, based on the same offering price of $0.75 per share, as was used in the second private placement offering, which was completed simultaneously with that issuance.

In December 2019, the Company awarded a total of 700,000 shares of common stock to an executive officer and a consultant.  The Company valued the stock awards at a total amount of $700,000, based on the above-noted public offering price of $1.00 per share.  For the 500,000 shares awarded to an officer, the Company immediately amortized $500,000 as a non-cash charge to expense as such shares were considered to have been earned by him under the Company’s milestone incentive compensation program, as of December 31, 2019, notwithstanding that issuance of the shares was deferred until a later date (such shares have not been issued as of December 31, 2021).  For the 200,000 shares awarded to a consultant, the Company amortized $200,000 as a non-cash charge to expense over his 24 month services agreement.

In June 2020, the Company entered into new Board approved employment contracts with the Company’s two executive officers and also entered into an associated contractor agreement with a company controlled by the Company’s Chief Executive Officer (“CEO”). Pursuant to such contracts, the company controlled by the Company’s CEO and the Company’s Chief Financial Officer, in his induvial capacity, met the necessary milestones to earn a total of 1,600,000 incentive shares of common stock as of December 31, 2020. These shares, plus another 14,530 incentive shares earned by a wholesale dealer (see Note 5), were issued in February 2021. In the year ended June 30, 2021, the Company recognized non-cash stock compensation expense for the fair value of such shares, plus the fair value of earned shares subsequently issued to other grantees, in the total amount of $7,354,056.

Pursuant to the above noted contract with a company controlled by the Company’s CEO, such company met the necessary milestones to earn a total of an additional 500,000 incentive shares of common stock as of December 31, 2021, with a then current value of $3,505,000. These shares, plus another 500,000 incentive shares previously earned by that company, were issued in the quarter ended March 31, 2022, at which time the agreement with the company controlled by the Company’s CEO was terminated and the CEO entered into a new employment agreement, as described in the following paragraph.  In the nine months ended March 31, 2022, the Company recognized total non-cash stock compensation expense for the fair value of such 500,000 shares, plus the fair value of earned shares issued to other grantees, in the total amount of $4,168,056, including $191,125 for the amortized value of 50,000 shares attributable to a new independent director and $60,062 for 8,568 incentive shares earned by a wholesale dealer (see Note 5). There was a total of 237,733 earned shares of common stock issued to such other grantees, primarily advisors and consultants, in the nine months ended March 31, 2022.

In February 2022, we entered into a new employment agreement with our CEO, effective April 1, 2022.  The initial term of the employment agreement will be one year and will be automatically renewable for additional one-year terms unless either party chooses not to renew the agreement. The agreement provides for an initial annual salary of $165,000.  Pursuant to the agreement, we issued our CEO a restricted stock unit (“RSU”) award for up to 150,000 shares of our common stock upon achieving the following milestones (which achievements shall be determined by the Board): (i) Milestone 1 - Successfully complete an uplisting of our common stock in 2022 and continue his employment with our company until January 1, 2023: 50,000 shares; and (ii) Milestone 2 - Produce 2,000 ESSs in 2022 and continue his employment with our company until January 1, 2023: 100,000 shares.

In February 2022, we entered into a new employment agreement with our Chief Financial Officer (“CFO”), effective March 1, 2022. The initial term of the employment agreement is one year and will be automatically renewable for additional one-year terms unless either party chooses not to renew the agreement. The agreement provides for an initial annual salary of $125,000. Pursuant to the agreement, we issued our CFO an RSU award for up to 300,000 shares of our common stock upon achieving the following milestones (which achievements shall be determined by the Board): (i) Milestone 1 - Successfully complete an uplisting of our common stock in 2022 and continue his employment with our company until January 1, 2023: 250,000 shares; and (ii) Milestone 2 - successfully complete and file the Company’s Form 10-K for the year ended June 30, 2023 no later than September 29, 2023 and continue his employment with our company until January 1, 2024: 50,000 shares.

Based upon the Company’s assessment of the probability of the CEO and CFO ultimately achieving each milestone specified under the RSU awards indicated above, the Company has calculated the grant date value of such awards and is amortizing it as stock compensation expense over the underlying performance period.  As of March 31, 2022, the Company has recognized stock compensation applicable to such RSU awards in the amount of $193,314.

Other Matters - In February 2019, the Company’s Board of Directors approved the establishment of a new 2019 Stock Option Plan with an authorization for the issuance of up to 2,500,000 shares of common stock. The Plan is designed to provide for future discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. The Company also increased the total number of shares of common stock authorized from 30,000,000 to 100,000,000.

(5)  Commitments and Contingencies

Effective January 1, 2021, the Company secured new corporate and manufacturing office space under a sublease agreement with a major wholesale customer. Under the terms of the sublease agreement, the Company is required to make rental payments of $10,350 per month during the initial one-year term of the agreement. The sublease agreement is renewable upon mutual agreement of both parties for up to four additional years at a modest increase in the monthly rent, however, the Company is under is no obligation to renew it. Management has determined that the exercise of the renewal option is not reasonably certain and, as such, the Company has accounted for it as a short-term lease under ASC 842, Leases.  Effective January 1, 2022, the Company elected to renew the agreement for another one year period.

As indicated in Note 1, the Company sells its proprietary ESS units through wholesale dealers, primarily in California.  In that regard, the Company has entered into agreements with several wholesale dealers operating in California and other states under which the Company has incentivized the dealers to achieve quarterly sales above targeted levels by agreeing to grant them shares of the Company’s common stock for exceeding such quarterly sales targets, subject to defined maximums.  Pursuant to such agreements, one dealer met the necessary milestones to earn 14,530 incentive shares of common stock in December 2020, which were issued in February 2021, and also earned another 8,568 incentive shares of common stock in December 2021, which were issued in March 2022.

From time to time in the ordinary course of our business, the Company may be involved in legal proceedings, the outcomes of which may not be determinable. The Company is not involved in any legal proceedings at this time.  The results of litigation are inherently unpredictable.  Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

NeoVolta, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NeoVolta, Inc. as of June 30, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has not generated positive operating cash flows that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2018

Houston, Texas

October 1, 2021

NEOVOLTA, INC.

Balance Sheets

	June 30, 2021	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$425,681	$1,309,304
Accounts receivable	1,128,444	391,112
Inventory	1,662,140	1,553,296
Prepaid insurance and other current assets	45,926	150,015
Total current assets	3,262,191	3,403,727

Total assets	$3,262,191	$3,403,727

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,510	$3,660
Accrued interest payable	3,918	7,236
Other accrued liabilities	36,821	14,388
Total current liabilities	94,249	25,284

Convertible notes payable (net of unamortized discount of $41,307 and $62,830 as of June 30, 2021 and 2020, respectively)	19,308	14,437
Paycheck Protection Program loan	-	29,600
Total liabilities	113,557	69,321

Commitments and contingencies (Note 6)

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,640,888 and 14,421,528 shares issued and outstanding	19,641	14,422
Additional paid-in capital	13,169,363	5,714,482
Accumulated deficit	(10,040,370)	(2,394,498)
Total stockholders’ equity	3,148,634	3,334,406

Total liabilities and stockholders’ equity	$3,262,191	$3,403,727

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Statements of Operations

	Year Ended June 30,
	2021	2020

Revenues from contracts with customers	$4,823,510	$2,011,644
Cost of goods sold	4,175,795	1,773,049
Gross profit	647,715	238,595

Operating expenses:
General and administrative	8,255,865	1,507,211
Research and development	42,801	162,697
Total operating expenses	8,298,666	1,669,908

Loss from operations	(7,650,951)	(1,431,313)

Other income (expense):
Interest expense	(24,521)	(25,297)
Gain on forgiveness of debt	29,600	-
Total other income (expense)	5,079	(25,297)

Net loss	$(7,645,872)	$(1,456,610)

Weighted average shares outstanding - basic and diluted	17,889,327	12,404,725

Net loss per share	$(0.43)	$(0.12)

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Statements of Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance at June 30, 2019	11,521,528	$11,522	$5,083,705	$(937,888)	$4,157,339

Issuance of common stock for conver- sion of debt and accrued interest	1,950,000	1,950	10,335	-	12,285

Exchange of accrued interest on con- vertible debt into common stock	750,000	750	3,975	-	4,725

Stock compensation expense	200,000	200	616,467	-	616,667

Net loss	-	-	-	(1,456,610)	(1,456,610)

Balance at June 30, 2020	14,421,528	14,422	5,714,482	(2,394,498)	3,334,406

Issuance of common stock for conver- sion of debt and accrued interest	3,604,830	3,605	19,106	-	22,711

Stock compensation expense	1,614,530	1,614	7,435,775	-	7,437,389

Net loss	-	-	-	(7,645,872)	(7,645,872)

Balance at June 30, 2021	19,640,888	$19,641	$13,169,363	$(10,040,370)	$3,148,634

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Statements of Cash Flows

	Year Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,645,872)	$(1,456,610)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Stock compensation expense	7,437,389	616,667
Amortization of beneficial conversion feature	21,780	21,780
Gain on forgiveness of debt	(29,600)	-
Changes in current assets and liabilities
Accounts receivable	(737,332)	(391,112)
Inventory	(108,844)	(559,383)
Prepaid expenses and other current assets	104,089	(78,878)
Accounts payable - others	49,850	(28,399)
Accrued expenses	24,917	17,742
Net cash flows used in operating activities	(883,623)	(1,858,193)

Cash flows from financing activities:
Proceeds of Paycheck Protection Program loan	-	29,600
Net cash flows from financing activities	-	29,600

Net decrease in cash and cash equivalents	(883,623)	(1,828,593)

Cash and cash equivalents at beginning of period	1,309,304	3,137,897

Cash and cash equivalents at end of period	$425,681	$1,309,304

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-

Non-cash financing activities:
Convertible notes payable and accrued interest converted to common stock	$22,711	$12,285
Exchange of common stock for debt	-	4,725

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Notes to Financial Statements

June 30, 2021 and 2020

(1)  Business and Summary of Significant Accounting Policies

Description of Business - NeoVolta, Inc. (“we”, “our” or the “Company”) is a Nevada corporation, which was formed on March 5, 2018. The Company is a designer, seller and manufacturer of Energy Storage Systems (ESS) which can store and use energy via batteries and an inverter at residential sites.  The Company completed a public offering of shares of its common stock pursuant to Regulation A of the Securities Act of 1933, as amended, on May 9, 2019 (see Note 4), and began assembling and selling its proprietary ESS units through wholesale customers, primarily in California, in the fiscal year ended June 30, 2020.

Basis of Presentation - The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

Cash and Cash Equivalents - The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000.  The amount in excess of the FDIC insurance at June 30, 2021 was $175,681.

Inventory - Inventory consists of batteries and inverters purchased from Asian suppliers and delivered to a location near the Company’s offices, for assembly into ESS units.  Inventory is stated at the lower of cost or net realizable value, cost being determined using the first-in, first out (FIFO) method.  Inventory of raw materials and work in process amounted to $1,662,140 and $1,553,296, respectively, as of June 30, 2021 and 2020, respectively. The Company periodically reviews the value of items in inventory and records an allowance to reduce the carrying value of inventory to the lower of cost or net realizable value based on its assessment of market conditions, inventory turnover and current stock levels. Inventory write-downs are charged to cost of goods sold. No inventory reserve was required as of June 30, 2021 and 2020.

Revenue Recognition - The Company recognizes revenue in accordance with Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which was adopted on July 1, 2019 using the modified retrospective method, with no impact to the Company’s comparative financial statements. Revenues are recognized when control of the promised goods is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. Revenue is recognized based on the following five step model:

·Identification of the contact with a customer

·Identification of the performance obligations in the contract

·Determination of the transaction price

·Allocation of the transaction price to the performance obligations in the contract

·Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company initially began generating revenues from contracts with customers in the year ended June 30, 2020, however, such revenues have thus far been concentrated within a relatively small number of wholesale dealers and installers, primarily in California. In the year ended June 30, 2021, four such dealers represented approximately 18%, 15%, 13% and 10% of the Company’s revenues whereas in the year ended June 30, 2020, two such dealers represented approximately 41% and 25% of the Company’s revenues. As of June 30, 2021, three such dealers represented an aggregate of 54% of the Company’s accounts receivable. As of June 30, 2020, two such dealers represented an aggregate of 97% of the Company’s accounts receivable. Under its present contracts with customers, the Company’s sole performance obligation is the delivery of products to the customer. Since all of the Company’s revenue is currently generated from the sales of similar products, no further disaggregation of revenue information for the years ended June 30, 2021 and 2020 is provided.

Allowance for Doubtful Accounts - The Company recognizes an allowance for doubtful accounts whenever a loss is expected to be incurred in the realization of a customer’s account.  As of June 30, 2021, no allowance for doubtful accounts has been recorded.

Income Taxes - The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (“ASC”) 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates.

Beneficial Conversion Feature - The Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The Company estimated the fair value of its common stock on the dates issued. The intrinsic value of the beneficial conversion feature, if any, is recorded as a debt discount and amortized to interest expense over the life of the note (see Note 3).

Stock Compensation Expense - Employee and non-employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Loss Per Common Share - Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. As of June 30, 2021, the Company had outstanding common stock equivalents related to convertible notes of approximately 9,621,000 shares.

Research and Development Costs - Research and development costs are expensed as incurred.

Use of Estimates - Management has made a number of estimates and assumptions in preparing these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates. As a result of the continued spread of the COVID-19 coronavirus since early 2020, economic uncertainties have arisen which could impact business operations, supply chains, energy demand, and commodity prices that are beyond our control.  Overall, we have not experienced a material adverse impact to our economic performance or ability to continue our business operations as a result of COVID-19.  We continue to monitor COVID-19, but do not believe it will have a material unfavorable impact to our future financial performance at this time.

Related Parties - The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that it might be prevented from fully pursuing its own separate interests is also a related party.

Fair Value Measurements and Financial Instruments - ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

The carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. The carrying value of long-term debt approximates fair value since the related rate of interest approximates current market rates.

At June 30, 2021 and 2020, the Company did not have any financial assets or liabilities measured and recorded at fair value on the Company’s consolidated balance sheets on a recurring basis.

Recent Accounting Pronouncements - From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, (“FASB”), or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption. The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

(2)  Going Concern

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations. As of June 30, 2021, the Company has incurred an accumulated deficit of $10,040,370 and had not yet generated a positive level of operating cash flow. These circumstances raise substantial doubt about its ability to continue as a going concern.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, third-party funding, collaborations, strategic alliances and licensing arrangements or a combination thereof. Management cannot be certain that such events can be achieved.

(3)  Notes Payable

On various dates beginning in May 2018, the Company entered into six unsecured convertible notes payable for aggregate proceeds of $104,688. Each note originally bore interest at 12% per annum and both principal and accrued interest are due at maturity five years from the date of issuance. These notes are convertible at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price of $0.0063 per share. The Company performed an analysis to determine whether there was a beneficial conversion feature and noted none. The notes are structured to be converted into shares of the Company’s common stock at the conversion price, subject to a shareholder limitation of 4.99% of the Company’s outstanding common stock. This conversion resulted in the full repayment of the notes payable owed to two such note holders in conjunction with the closing of an IPO in May 2019 and left the four remaining note holders with a total outstanding principal balance of $87,116 (see Note 4).

Effective May 19, 2019, the remaining holders of the convertible notes payable agreed to prospectively amend the terms of the outstanding balance of their notes to reduce the interest rate from 12% per annum to 3.99% per annum and to change the interest accrual method from a compound to a simple basis. Due to this amendment, the Company was required to perform an updated debt modification analysis under ASC 470 and determined that the amendment qualified as an extinguishment of debt and therefore a beneficial conversion feature was required to be evaluated as of the date of the modification. Since the fair value of the Company’s common stock at the time of the amendment was sufficiently higher than the conversion price, it was determined that a beneficial conversion feature in the amount of $87,116 existed as of that date. Accordingly, the Company recorded a debt discount, offset by a credit to additional paid-in capital, in the amount of $87,116 as of May 19, 2019, and is amortizing the debt discount to interest expense over the remaining term of the notes. Amortization of debt discount had been recorded in the amount of $45,809, of which $21,780 was recorded in each of the years ended June 30, 2021 and 2020. As of June 30, 2021, unamortized debt discount amounted to $41,307.

In the years ended June 30, 2021 and 2020, holders of certain convertible notes payable reached agreements to sell portions of their notes in the aggregate amounts of $22,711 and $17,010, consisting of principal in the amounts of $16,652 and $9,849 and accrued interest in the amounts of $6,059 and $7,161, respectively, to various third party investors. Based upon the stated conversion price of $0.0063 per share, these investors elected to convert or exchange such purchased convertible notes payable into a total of 3,604,830 and 2,700,000 shares of common stock for the years ended June 30, 2021 and 2020, respectively (see Note 4).

As of June 30, 2021, the future maturities of all notes payable, without taking into account the debt discount of the convertible notes referenced above, are as follows:

Year ended June 30, 2022	$-
Year ended June 30, 2023	60,615
$60,615

As a result of the economic impact of the coronavirus pandemic in early 2020, the Company applied for and received a loan under the U.S. government sponsored Paycheck Protection Program (“PPP”) in May 2020 in the amount of $29,600. Under the terms of the PPP loan, the Company was allowed to apply to have the PPP loan forgiven provided that it met certain documentation requirements. The Company made such an application in late 2020 and the loan was subsequently forgiven in full, effective February 26, 2021. Accordingly, the Company recognized a gain on the forgiveness of debt for the year ended June 30, 2021 in the amount of $29,600.

(4)  Equity

Common Stock -

In March 2018, the Company issued 100,000 shares of its common stock to its chief executive officer in exchange for his founding capital contribution in the amount of $500, which equates to a price of $0.005 per share.

In July 2018, the Company completed a private placement offering of shares of its common stock to a group of accredited investors. This offering was for a total of 1,500,000 shares (of which 60,000 shares were issued prior to July 1, 2018) at an offering price of $0.50 per share resulting in gross proceeds to the Company of $750,000 (of which $30,000 was received prior to July 1, 2018). The subscription agreement includes, among other things, certain “lockup” provisions in the event of a successful IPO of the Company’s securities.

In December 2018, the Company completed a second private placement offering of shares of common stock to a group of accredited investors. This offering was for a total of 1,000,003 shares at an offering price of $0.75 per share resulting in gross proceeds to the Company of $750,000. The subscription agreement includes, among other things, certain “lockup” provisions in the event of a successful IPO of the Company’s securities.

On May 9, 2019, the Company completed a public offering of shares of its common stock pursuant to Regulation A. This offering was for a total of 3,500,000 shares at an offering price of $1.00 per share resulting in gross proceeds to the Company of $3,500,000 (the net proceeds were $3,399,115).  In conjunction with the closing of the public offering, holders of the Company’s convertible notes payable in the principal amount of $17,572, plus an additional accrued interest amount of $2,094, automatically converted their notes into 3,121,525 shares of common stock, taking into consideration the shareholder ownership limitations under the terms of the convertible notes payable (see Note 3).

In the years ended June 30, 2021 and 2020, holders of certain convertible notes payable reached agreements to sell portions of their notes in the aggregate amounts of $22,711 and $17,010, consisting of principal in the amounts of $16,652 and $9,849 and accrued interest in the amounts of $6,059 and $7,161, respectively, to various third party investors. Based upon the stated conversion price of $0.0063 per share, these investors elected to convert or exchange such purchased convertible notes payable into a total of 3,604,830 and 2,700,000 shares of common stock for the years ended June 30, 2021 and 2020, respectively (see Note 3).

Stock Compensation Expense - In June 2018, the Company awarded a total of 2,100,000 shares of common stock to two executive officers and a consultant. The Company valued the stock awards at a total amount of $13,200, based on the $0.0063 per share conversion price of the convertible notes payable (see Note 3). Per the original vesting milestones, $525 of the value was initially amortized to stock compensation expense as of June 30, 2018. Effective December 31, 2018, the Company’s Board of Directors determined that the originally intended milestones associated with the awarding of these shares had been fully satisfied. Accordingly, the Company issued those shares to the recipients as of December 31, 2018.  In conjunction with that issuance, the Company recorded the remaining unamortized cost of such awards as stock compensation expense in the amount $12,675 as of December 31, 2018.

In December 2018, the Company also issued 100,000 shares of common stock to an attorney for legal services. The Company recorded a charge to stock compensation expense for these shares in the amount $75,000, based on the same offering price of $0.75 per share, as was used in the second private placement offering, which was completed simultaneously with that issuance.

In December 2019, the Company awarded a total of 700,000 shares of common stock to an executive officer and a consultant. The Company valued the stock awards at a total amount of $700,000, based on the above-noted public offering price of $1.00 per share. For the 500,000 shares awarded to an officer, the Company immediately amortized $500,000 as a non-cash charge to expense as such shares were considered to have been earned by him under the Company’s milestone incentive compensation program, in the year ended June 30, 2020, notwithstanding that issuance of the shares was deferred until a later date (such shares have not been issued as of June 30, 2021). For the 200,000 shares awarded to a consultant, the shares were issued to him in 2019, and the Company is amortizing the $200,000 as a non-cash charge to expense over his 24 month services agreement.

In June 2020, the Company entered into new Board approved employment contracts with the Company’s two executive officers. Pursuant to such employment contracts, the two officers met the necessary milestones to earn a total of 1,600,000 incentive shares of common stock as of December 31, 2020. These shares, plus another 14,530 incentive shares earned by a wholesale dealer (see Note 6), were issued in February 2021. Accordingly, the Company recognized non-cash stock compensation expense during the year ended June 30, 2021 for the fair value of such shares, plus the fair value of earned shares to be subsequently issued to other grantees, in the total amount of $7,354,056. When combined with the non-cash stock compensation expense for the shares issued to a consultant in 2019, the total non-cash stock compensation expense in the year ended June 30, 2021 was $7,437,389.

Other Matters - In February 2019, the Company’s Board of Directors approved the establishment of a new 2019 Stock Option Plan with an authorization for the issuance of up to 2,500,000 shares of common stock. The Plan is designed to provide for future discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. The Company also increased the total number of shares of common stock authorized from 30,000,000 to 100,000,000.

(5)  Income Taxes

The Company is subject to United States federal income taxes at an approximate rate of 21%. The reconciliation of the provision for income taxes at the federal statutory rate, compared to the Company’s income tax expense as reported, is as follows (rounded to nearest $00):

	Year Ended June 30,
	2021	2020

Income tax benefit computed at statutory rate	$39,200	$93,000
Change in valuation allowance	(39,200)	(93,000)
Provision for income taxes	$-	$-

Significant components of the Company’s deferred tax assets at the currently enacted corporate income tax rate are as follows (rounded to nearest $00):

	June 30, 2021	June 30, 2020
Deferred income tax assets:
Net operating losses	$310,200	$271,000
Valuation allowance	(310,200)	(271,000)
Net deferred income tax assets	$-	$-

The Company has a tax operating loss carry forward as of June 30, 2021 of approximately $1,477,000, with an indefinite expiration period.

(6)  Commitments and Contingencies

Effective January 1, 2021, the Company secured new corporate and manufacturing office space under a sublease agreement with a major customer. Under the terms of the sublease agreement, the Company is required to make rental payments of $10,350 per month during the initial one-year term of the agreement. The sublease agreement is renewable upon mutual agreement of both parties for up to four additional years at a modest increase in the monthly rent, however, the Company is under is no obligation to renew it. Management has determined that the exercise of the renewal option is not reasonably certain and, as such, the Company has accounted for it as a short-term lease under ASC 842, Leases.

In connection with a contractor agreement with a company associated with the CEO, the Company pays monthly service fees of $4,167 to such company which is also entitled to receive up to 2,250,000 shares of common stock of the Company based on achievement of certain milestones, of which the first two milestones of 1,500,000 shares has been met and the shares were issued in February 2021. In connection with the contractor agreement entered into with the CFO, the Company has agreed to issue up to 100,000 shares of common stock of the Company based on achievement of certain milestones, of which both of the two milestone of 100,000 shares has been met and the shares were issued in February 2021 (see Note 4).

As indicated in Note 1, the Company has commenced selling its proprietary ESS units through wholesale dealers, primarily in California. In that regard, the Company has entered into agreements with several wholesale dealers under which the Company has incentivized the dealers to achieve quarterly sales above targeted levels by agreeing to grant them shares of the Company’s common stock for exceeding such quarterly sales targets, subject to defined maximums. On October 7, 2019, the Company entered into an exclusive distribution agreement for specified territories outside of California, once objectives and milestones have been achieved, with a distributor in Henderson, Nevada. Pursuant to that agreement, the dealer met the necessary level of sales to earn a total of 14,530 incentive shares of common stock, which were issued in February 2021.

In April 2021, we were advised by a competitor located in Texas that they believed we were in violation of the terms of a distribution agreement that the competitor has in place with an Asian supplier of a significant component of our products. As a result of this claim, we immediately filed an action for declaratory relief from the competitor’s allegations in state district court in San Diego County, California. In June 2021, the competitor removed the claim to the federal district court for the Southern District of California and filed a counter claim.

Following a period of extensive negotiations which took place in July and August 2021, the Company and the competitor, as well as the Asian supplier of the component to both companies, reached a mutual Settlement and Release Agreement (the “Agreement”) on August 30, 2021 (under the Agreement, the Company, the competitor, and the Asian supplier are collectively referred to as the “Parties”). Pursuant to the Agreement, the Parties agreed to dismiss all claims and defenses asserted against each other and to completely release and forever discharge such claims in this matter. The Parties also agreed that the Company shall have the right to purchase the component from the Asian supplier and to sell it throughout the world.

Further, the Agreement provides for the Company and the Asian supplier to enter into a new five-year exclusive supply agreement pertaining to its NV7600 product. In accordance with the Agreement, the Company and the Asian supplier entered into the initial five-year exclusive supply agreement on August 30, 2021.

From time to time in the ordinary course of our business, the Company may be involved in legal proceedings, the outcomes of which may not be determinable. Except for the matter noted above, the Company has not been involved in any legal proceedings. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable.

(7)  Subsequent Events

In July 2021, the holders of additional convertible notes payable having total principal and accrued interest balances in the aggregate amount of $1,283 elected to convert their notes (see Note 3).  Based upon the stated conversion price of $0.0063 per share, these holders converted their notes payable into a total of 203,630 shares of common stock. Additionally, another 154,165 shares of common stock were issued as compensation to several consultants (see Note 4) and attorneys.

975,000 Units

Each Unit Consisting of

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

PROSPECTUS

Sole Book-Running Manager

Maxim Group, LLC

July 27, 2022

Until August 22, 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.